Offer to Purchase for Cash
               Up to 11,349 Units of Limited Partnership Interest
                                       in
                           Davidson Growth Plus, L.P.
                                       for
                              $240.00 Net Per Unit
                                       by
                             DGP Acquisition, L.L.C.

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        THE OFFER, WITHDRAWAL RIGHTS AND PRORATION PERIOD WILL EXPIRE AT
         12:00 MIDNIGHT, NEW YORK CITY TIME, ON MONDAY, JANUARY 8, 1996,
                          UNLESS THE OFFER IS EXTENDED.
------------------------------------------------------------------------------

                                    IMPORTANT

     DGP Acquisition, L.L.C., a Delaware limited liability company (the "Purchaser"), is offering to purchase up to 40% of the outstanding units of limited partnership interest ("Units") in Davidson Growth Plus, L.P., a Delaware limited partnership (the "Partnership"), at a purchase price of $240.00 per Unit (the "Purchase Price"), net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Assignment of Partnership Interest (which, together with any supplements or amendments, collectively constitute the "Offer"). The Purchaser is an affiliate of the Managing General Partner (as defined herein) of the Partnership.

     Limited Partners are urged to consider the following factors:

     o The Purchaser and the Managing General Partner are affiliates of Insignia Financial Group, Inc. ("Insignia") and are both under common control.

     o The net asset value per Unit most recently estimated by the Managing General Partner was $474.00 as of December 31, 1994 (which does not reflect a reduction for the February 1995 cash distribution of $11.77 per Unit made out of 1994 operating cash flow, which cash was reflected on the December 31, 1994 balance sheet), and the liquidation value per Unit (the "Estimated Liquidation Value") estimated by the Purchaser (which is an affiliate of the Managing General Partner) is $424.41. The Purchaser (which is an affiliate of the Managing General Partner) does not believe, however, that either the Managing General Partner's net asset value estimate or the Estimated Liquidation Value represents a fair estimate of the market value of a Unit, primarily due to the fact that these estimates do not take into account timing considerations and legal and other expenses that would be incurred in connection with a liquidation of the Partnership. See Section 13. Accordingly, the Purchaser does not believe that these estimates should be viewed as representative of an amount a Limited Partner can realistically expect to obtain for a Unit.

     o The Purchaser (which is an affiliate of the Managing General Partner) is making the Offer with a view to making a profit. Accordingly, there is a conflict between the desire of the Purchaser (which is an affiliate of the Managing General Partner) to purchase Units at a low price and the desire of the Limited Partners to sell their Units at a high price.

     o If the Purchaser is successful in acquiring a significant number of Units pursuant to the Offer, the Purchaser (which is an affiliate of the Managing General Partner) will have the right to vote those Units and thereby significantly influence all voting decisions with respect to the Partnership, including decisions concerning liquidation, amendments to the Partnership Agreement, and removal and replacement of the General Partners.

     The Offer is not conditioned upon financing or upon any minimum aggregate number of Units being tendered.

     Any Limited Partner desiring to tender Units should complete and sign the Assignment of Partnership Interest or a facsimile thereof in accordance with the Instructions in the Assignment of Partnership Interest and mail or deliver the signed Assignment of Partnership Interest to the Depositary. A Limited Partner may tender any or all of the Units owned by that Limited Partner; provided, however, that in order for a partial tender to be valid, after the sale of Units pursuant to the Offer the Limited Partner must continue to hold at least five Units. Tenders of fractional Units will not be permitted, except by a Limited Partner who is tendering all of the Units owned by that Limited Partner.

     Questions and requests for assistance or for additional copies of this Offer to Purchase and the Assignment of Partnership Interest may be directed to the Information Agent at the address and telephone numbers set forth below and on the back cover of this Offer to Purchase. No soliciting dealer fees or other payments to brokers for tenders are being paid by the Purchaser (which is an affiliate of the Managing General Partner).

                         ------------------------------
           For More Information or for Further Assistance Please Call:
                           Beacon Hill Partners, Inc.
                                 (800) 755-5001

December 8, 1995

                                TABLE OF CONTENTS

                                                                            Page

INTRODUCTION................................................................  1
     Some Factors to be Considered by Limited Partners......................  1
     The Purchaser; Affiliation With the Managing General Partner...........  3
     The Purchaser's Reasons for the Offer..................................  3
     Riverdale's Recent Affiliation with Insignia...........................  4
     Certain Tax Considerations.............................................  4
     Holding Periods of Properties; Alternatives............................  4
     Conditions.............................................................  4
     Distributions..........................................................  4
     Outstanding Units......................................................  5
THE OFFER...................................................................  5
     Section 1. Terms of the Offer; Expiration Date; Proration..............  5
     Section 2. Acceptance for Payment and Payment for Units................  6
     Section 3. Procedure for Tendering Units...............................  7
             Valid Tender...................................................  7
             Signature Requirements.........................................  7
             Delivery of Assignment of Partnership Interest.................  7
             Appointment as Proxy...........................................  7
             Assignment of Interest in Future Distributions.................  8
             Determination of Validity; Rejection of Units; Waiver of
             Defects; No Obligation to Give Notice of Defects...............  8
             Backup Federal Income Tax Withholding..........................  8
             FIRPTA Withholding.............................................  8
     Section 4. Withdrawal Rights...........................................  9
     Section 5. Extension of Tender Period; Termination; Amendment..........  9
     Section 6. Certain Federal Income Tax Matters.......................... 10
     Section 7. Effects of the Offer........................................ 12
             Limitations on Resales......................................... 12
             Effect on Trading Market; Registration Under Section 12(g)
               of the Exchange Act.......................................... 12
             Control of Limited Partner Voting Decisions by Purchaser;
               Effect of Relationship with Managing General Partner......... 13
     Section 8. Future Plans of the Purchaser............................... 13
     Section 9. Certain Information Concerning the Partnership.............. 14
             General........................................................ 14
             Holding Periods of Partnership Properties...................... 15
             General Policy Regarding Sales of Partnership Properties....... 15
             Selected Financial and Property-Related Data................... 15
             Cash Distribution History...................................... 18
             Operating Budgets of the Partnership........................... 18
     Section 10. Conflicts of Interest and Transactions with Affiliates..... 19
             Conflicts of Interest With Respect to the Offer................ 19
             Voting by the Purchaser........................................ 19
             Financing Arrangements......................................... 20
             Transactions with Affiliates................................... 20
             The Insignia/MAE Agreement..................................... 21

    Section 11. Certain Information Concerning the Purchaser, Insignia,
             Holding, Mr. Icahn, Riverdale and Highcrest.................... 21
             The Purchaser.................................................. 21
             Insignia and Holding........................................... 21
             Mr. Icahn, Riverdale and Highcrest............................. 23
    Section 12. Source of Funds............................................. 25
    Section 13. Background of the Offer..................................... 25
                  Insignia's Affiliation with the Managing General Partner.. 25
                  Riverdale's Recent Affiliation with Insignia.............. 25
                  Determination of Purchase Price........................... 26
    Section 14. Conditions of the Offer..................................... 32
    Section 15. Certain Legal Matters....................................... 33
                  General................................................... 33
                  Antitrust................................................. 33
                  Margin Requirements....................................... 33
    Section 16. Fees and Expenses........................................... 33
    Section 17. Miscellaneous............................................... 33

SCHEDULE I--Information Regarding the Directors and Executive Officers
              of Insignia and Holding.......................................S-1

SCHEDULE II--Information Regarding the Directors and Executive Officers
               of Riverdale and Highcrest...................................S-6

To:   Limited Partners of
      Davidson Growth Plus, L.P.

                                  INTRODUCTION

     The Purchaser (which is an affiliate of the Managing General Partner) hereby offers to purchase up to 11,349 Units at a purchase price of $240.00 per Unit (the "Purchase Price"), net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Assignment of Partnership Interest (which, together with any supplements or amendments, collectively constitute the "Offer"). Limited Partners who tender their Units in response to the Offer will not be obligated to pay any commissions or partnership transfer fees; those fees will be paid by the Purchaser. The Purchaser (which is an affiliate of the Managing General Partner) will pay all charges and expenses of Beacon Hill Partners, Inc. (the "Information Agent") and IFGP Corporation (the "Depositary"), an affiliate of Insignia, in connection with the Offer. The Offer is not conditioned on any minimum number of Units being tendered. A Limited Partner may tender any or all of the Units owned by that Limited Partner; provided, however, that in order for a partial tender to be valid, after the sale of Units pursuant to the Offer the Limited Partner must continue to hold at least five Units. Tenders of fractional Units will not be permitted, except by a Limited Partner who is tendering all of the Units owned by that Limited Partner.

     Some Factors to be Considered by Limited Partners. In considering the Offer, Limited Partners may wish to consider the following factors:

     Potential Adverse Effects to Limited Partners of Participating in the Offer

     o The Purchaser and the Managing General Partner are affiliates of Insignia and are both under common control. The Managing General Partner has conflicts of interest in considering the Offer, including
          (i) as a result of the fact that a sale or liquidation of the Partnership's assets would result in a decrease or elimination of the fees paid to the Managing General Partner and/or its affiliates and
          (ii) the fact that as a consequence of the Purchaser's ownership of Units the Purchaser (which is an affiliate of the Managing General Partner) may have incentives to seek to maximize the value of its ownership of Units, which in turn may result in a conflict for the Managing General Partner in attempting to reconcile the interests of Purchaser (which is an affiliate of the Managing General Partner) with the interests of the other Limited Partners. See Section 10.

     o The most recent estimate by the Managing General Partner (which is an affiliate of the Purchaser) of the net asset value per Unit is $474.00 as of December 31, 1994 (which does not reflect a reduction for the February 1995 cash distribution of $11.77 per Unit made out of 1994 operating cash flow, which cash was reflected on the December 31, 1994 balance sheet), and the Estimated Liquidation Value estimated by the Purchaser (which is an affiliate of the Managing General Partner) is $424.41. See Section 13 for a discussion of why the Purchaser (which is an affiliate of the Managing General Partner) believes that the 1994 NAV and the Estimated Liquidation Value are not necessarily indicative of the fair market value of a Unit. The Purchase Price is, however, in excess of prices at which Units have traded during 1995. See Section 13. The Purchaser (which is an affiliate of the Managing General Partner) makes no representation and expresses no opinion as to the fairness or adequacy of the Purchase Price. In addition, the Managing General Partner has advised the Purchaser that neither the Managing General Partner nor the Individual General Partner expects to express any opinion and each expects to remain neutral and make no recommendation as to whether Limited Partners should tender their Units in response to the Offer.

     o As with any rational investment decision, the Purchaser (which is an affiliate of the Managing General Partner) is making the Offer with a view to making a profit. Accordingly, there is a conflict between the desire of the Purchaser (which is an affiliate of the Managing General Partner) to purchase Units at a low price and the desire of the Limited Partners to sell their Units at a high price.

     o If the Purchaser is successful in acquiring a significant number of Units pursuant to the Offer, the Purchaser (which is an affiliate of the Managing General Partner) will have the right to vote those Units and thereby significantly influence all voting decisions with respect to the Partnership, including decisions concerning liquidation, amendments to the Partnership Agreement, and removal and replacement of the General Partners. This means that (i) non-tendering Limited Partners could be prevented from taking action they desire but that the Purchaser (which is an affiliate of the Managing General Partner) opposes and (ii) the Purchaser (which is an affiliate of the Managing General Partner) may be able to take action desired by the Purchaser but opposed by the non-tendering Limited Partners.

Potential Beneficial Effects to Limited Partners of Participating in the Offer

     o Although there are some limited resale mechanisms available to Limited Partners wishing to sell their Units, there is no formal trading market for Units. Accordingly, the Offer affords Limited Partners an opportunity to dispose of their Units for cash which otherwise might not be available to them.

     o The Offer will permit Limited Partners to dispose of their Units without incurring sales commissions (which generally range from 3% to 10% of the transaction value), and in some instances other costs (which can be as much as $100 to $200 per sale), typically associated with transfers of Units arranged through brokers or other intermediaries. Also, Limited Partners who tender their Units will not be required to pay the $100 transfer fee typically imposed to process transfers of Units.

     o Real estate markets in the United States generally have recovered and experienced an upward trend since the end of the last recession. That recovery and upward trend might continue. On the other hand, those markets also may be adversely affected by a variety of factors, including possible fluctuations in interest rates. Accordingly, ownership of Units continues to be a speculative investment. The Offer may provide Limited Partners with the opportunity to liquidate their interests in the Partnership and replace them with investments that are less speculative.

     o The Offer may be attractive to those Limited Partners who have become disenchanted with real estate investments generally, and in particular with the perceived illiquidity of investments made through limited partnerships, because it may afford an immediate opportunity for those Limited Partners to liquidate their investments in the Partnership. On the other hand, Limited Partners who tender their Units will be giving up the opportunity to participate in any potential future benefits represented by the ownership of those Units, including, for example, the right to participate in any future distributions of cash or property, whether from operations, the proceeds of a sale or refinancing of one or more of the Partnerships' properties, or in connection with any future liquidation of the Partnership.

          Instead, any such distributions of cash or property with respect to Units tendered in the Offer and purchased by the Purchaser (which is an affiliate of the Managing General Partner) will be paid to the Purchaser.

     o The Offer may be attractive to Limited Partners who have an immediate need for cash.

     o The Offer may be attractive to Limited Partners who wish to avoid in the future the expenses, delays, and complications in filing personal income tax returns which may be caused by ownership of Units.

     The Purchaser makes no recommendation to any Limited Partner as to whether to tender or refrain from tendering Units and has been advised by the Managing General Partner that the Managing General Partner also expects to make no such recommendation. Each Limited Partner must make its own decision, based on the Limited Partner's particular circumstances, as to whether to tender Units and, if so, how many Units to tender. Limited Partners should consult with their respective advisors about the financial, tax, legal and other implications of accepting the Offer. Limited Partners are urged to read this Offer to Purchase and the related materials carefully and in their entirety before deciding whether to tender their Units.

     The Purchaser; Affiliation With the Managing General Partner. The Purchaser is a newly-formed entity indirectly controlled by Insignia Financial Group, Inc. ("Insignia") and Carl C. Icahn ("Icahn"). IB Holding, Inc. ("Holding"), which is a wholly-owned subsidiary of Insignia, owns a 50% interest in the Purchaser, and Riverdale Investors Corp., Inc. ("Riverdale"), which is an entity directly 100% owned by Mr. Icahn, owns the other 50% interest in the Purchaser. Neither Mr. Icahn nor Riverdale is affiliated with Insignia or the Managing General Partner other than through their affiliation with the Purchaser.

     Since December 1991, an affiliate of Insignia has been the indirect parent company of Davidson Diversified Properties, Inc., the managing general partner of the Partnership (the "Managing General Partner"). Insignia Management Group, L.P. ("IMG"), which is an affiliate of Insignia and the Purchaser, provides property management services to the Partnership, and Insignia (directly or through affiliates) performs asset management and partnership administration services for the Partnership. By reason of these relationships, the Managing General Partner has conflicts of interest in considering the Offer. James T. Gunn, the individual general partner (the "Individual General Partner," and together with the Managing General Partner, the "General Partners") of the Partnership, takes no active role in the management of the Partnership as required by the Partnership's Partnership Agreement, as amended (the "Partnership Agreement"), which provides that the conduct of the Partnership's business shall be controlled solely by the Managing General Partner. See Section
10. The Managing General Partner has advised the Purchaser (which is an affiliate of the Managing General Partner) that the Partnership intends to indicate in its Statement on Schedule 14D-9 to be filed with the Securities and Exchange Commission (the "Commission") and mailed to Limited Partners that it and the Individual General Partner expects to remain neutral and make no recommendation as to whether Limited Partners should tender their Units pursuant to the Offer. See Section 13.

     The Purchaser's Reasons for the Offer. The Purchaser is an affiliate of the Managing General Partner. The Purchaser's purpose in making the Offer is to acquire a substantial equity interest in the Partnership primarily for investment purposes and with a view to making a profit. Although the number of Units being sought in the Offer will not give the Purchaser (which is an affiliate of the Managing General Partner) absolute control over the Partnership, if the Purchaser is successful in acquiring all or a substantial portion of the Units it is tendering for, it will be in a position to exercise significant influence over the outcome of any vote by Limited Partners. See Sections 8 and 10.

     Riverdale's Recent Affiliation with Insignia. On December 7, 1995, Holding and Riverdale executed the operating agreement of the Purchaser (the "Operating Agreement"), which provides in substance that (i) immediately following the purchase of Units pursuant to the Offer, the Purchaser would take all actions reasonably required to seek its admission to the Partnership as a substitute Limited Partner as to all of the Units pursuant to the Offer; (ii) the Units purchased pursuant to the Offer would be voted as directed by Holding and Riverdale in proportion to their respective interests in the Purchaser, except that Holding would control certain aspects of the voting, including votes on any proposal (a) made by the Managing General Partner of the Partnership, (b) to remove the Managing General Partner, (c) that would in any way adversely alter the rights, authority or obligations of the General Partner or (d) to reduce any compensation payable to the Managing General Partner or any other affiliate of Insignia; and (iii) except as contemplated by the foregoing provisions and subject to certain limited exceptions, (a) neither Holding nor Riverdale or their respective affiliates and other related persons shall commence a tender offer for Units or purchase, buy, acquire or otherwise become the beneficial owner of Units, and (b) so long as an affiliate of Insignia is the Managing General Partner, Riverdale will not (1) make, or in any way participate in, directly, or indirectly, any "solicitation" of "proxies" (as such terms are defined or used in Regulation 14A under the Exchange Act) or become a "participant" in any "election contest" (as such terms are defined or used in Rule 14a-11 of the Exchange Act) with respect to the Partnership, (2) initiate, propose or otherwise solicit Limited Partners for the approval of one or more proposals with respect to the Partnership, or (3) instigate or encourage any Limited Partner or other third party to do any of the foregoing. The Operating Agreement also provides that under certain limited circumstances Insignia could be required to cause its affiliate to sell to Riverdale or its designee either the managing general partner interest in the Partnership currently held by the Managing General Partner or the stock of the entity that owns such interest, in either case for a formula price based primarily on the amount of property management fees paid by the Partnership to Insignia and its affiliates during the year preceding the date of such transfer. The foregoing is only a summary of the terms of the Operating Agreement and is qualified in its entirety by reference to the full text of the Operating Agreement, a copy of which has been filed as Exhibit (c)(1) to the Purchaser's Tender Offer Statement on Schedule 14D-1 and is incorporated herein by reference in its entirety.

     Certain Tax Considerations. As discussed in Section 6 below, the sale of 50% or more of the Units in the Partnership over a period of twelve months will result in the termination of the Partnership for federal income tax purposes. Such a termination would result in lower depreciation deductions to the Partnership for a few years subsequent to the termination. If the acquisition of Units pursuant to the Offer, when combined with other transfers within twelve months, results in a termination of the Partnership, non-tendering Limited Partners may, depending on their individual circumstances, have a greater tax liability with respect to the Partnership than they would have had in the absence of a termination. See Section 6.

     Holding Periods of Properties; Alternatives. According to the Partnership's Prospectus dated August 13, 1986, the original anticipated holding period of the Partnership's properties was five to seven years following the acquisition of a property. Currently, properties in the Partnership's portfolio have been held for approximately seven to eight years from acquisition. Limited Partners could, as an alternative to tendering their Units, take a variety of possible actions including voting to liquidate the Partnership, removing and replacing the Managing General Partner and causing the Partnership to merge with another entity or engage in a "roll-up" or similar transaction.

     Conditions. The Offer is not conditioned on any minimum number of Units being tendered. Certain other conditions do apply, however. See Section 14.

         Distributions. The Partnership has been making semi-annual cash distributions to Limited Partners on a regular basis since 1987. In February, June and August 1995, the Partnership made cash distributions to Limited Partners aggregating $47.47 per Unit. See Section 9. Based on the Purchaser's review of the operating statements of the Partnership's properties, the Purchaser (which is an affiliate of the Managing General Partner) believes that the February and August 1995 distributions were made from operating cash flow, whereas the Purchaser believes that the June 1995 distribution was made from the Partnership's cash reserves. The Purchaser (which is an affiliate of the Managing General Partner) believes that the Partnership will continue to generate positive cash flow from operations, and has been advised that the Managing General Partner presently expects the Partnership will continue to make further distributions. The potential for future distributions was considered by the Purchaser (which is an affiliate of the Managing General Partner) when establishing the Purchase Price. Limited Partners who tender their Units in response to the Offer will retain all of the distributions made in February, June and August 1995, and will be entitled to receive any subsequent distributions made by the Partnership prior to the date on which the Purchaser purchases tendered Units pursuant to the Offer. However, tendering Limited Partners will not be entitled to receive any distributions in respect of tendered Units purchased by the Purchaser pursuant to the Offer made after the date on which the Purchaser accepts those Units for payment.

     Outstanding Units. According to information supplied by the Partnership, there are 28,371.75 Units issued and outstanding, which at January 1, 1995 were held by approximately 2,973 Limited Partners and at October 1, 1995 were held by approximately 3,118 Limited Partners. Neither the Purchaser (which is an affiliate of the Managing General Partner) nor the Managing General Partner owns any Units.

                                    THE OFFER

     Section 1. Terms of the Offer; Expiration Date; Proration. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms of any such extension or amendment), the Purchaser (which is an affiliate of the Managing General Partner) will accept (and thereby purchase) up to 11,349 Units that are validly tendered on or prior to the Expiration Date and not withdrawn in accordance with the procedures set forth in
Section 4. For purposes of the Offer, the term "Expiration Date" means 12:00 Midnight, New York City time, on Monday, January 8, 1996, unless the Purchaser (which is an affiliate of the Managing General Partner) in its sole discretion shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as extended by the Purchaser, shall expire. See Section 5 for a description of the Purchaser's right to extend the period of time during which the Offer is open and to amend or terminate the Offer.

     If, prior to the Expiration Date, the Purchaser (which is an affiliate of the Managing General Partner) increases the Purchase Price offered to Limited Partners pursuant to the Offer, the increased Purchase Price will be paid for all Units accepted for payment pursuant to the Offer, whether or not the Units were tendered prior to the increase in consideration.

     If more than 11,349 Units are validly tendered in accordance with the procedure specified in Section 3 and not properly withdrawn in accordance with the procedures specified in Section 4 on or prior to the Expiration Date, the Purchaser (which is an affiliate of the Managing General Partner) will, upon the terms and subject to the conditions of the Offer, accept for payment and pay for an aggregate of 40% of the Units so tendered, pro rata according to the number of Units validly tendered by each Limited Partner and not properly withdrawn on or prior to the Expiration Date, with appropriate adjustments to avoid (i) purchases of fractional Units and (ii) purchases that would violate Section 12.1 of the Partnership Agreement (which generally requires that a Limited Partner who sells less than all of its Units must continue to own a minimum of five, or in some instances two, Units). If the number of Units validly tendered and not properly withdrawn on or prior to the Expiration Date is less than or equal to 11,349 Units, the Purchaser (which is an affiliate of the Managing General Partner) will purchase all Units so tendered and not withdrawn, upon the terms and subject to the conditions of the Offer.

     If proration of tendered Units is required, the Purchaser (which is an affiliate of the Managing General Partner) may not be able to announce the final results of such proration until at least approximately seven business days after the Expiration Date because of the difficulty of determining the proration results. Subject to the Purchaser's obligation under Rule 14e-1(c) under the Securities Exchange Act of 1934 (the "Exchange Act") to pay Limited Partners the Purchase Price in respect of Units tendered or return those Units promptly after the termination or withdrawal of the Offer, the Purchaser (which is an affiliate of the Managing General Partner) does not intend to pay for any Units accepted for payment pursuant to the Offer until the final proration results are known. Notwithstanding any such delay in payment, no interest will be paid on the Purchase Price.

     The Offer is conditioned on satisfaction of certain conditions. See Section 14, which sets forth in full the conditions of the Offer. The Purchaser (which is an affiliate of the Managing General Partner) reserves the right (but in no event shall be obligated), in its sole discretion, to waive any or all of those conditions. If, on or prior to the Expiration Date, any or all of the conditions have not been satisfied or waived, the Purchaser reserves the right to (i) decline to purchase any of the Units tendered, terminate the Offer and return all tendered Units to tendering Limited Partners, (ii) waive all the unsatisfied conditions and, subject to complying with applicable rules and regulations of the Commission, purchase all Units validly tendered, (iii) extend the Offer and, subject to the right of Limited Partners to withdraw Units until the Expiration Date, retain the Units that have been tendered during the period or periods for which the Offer is extended, and (iv) amend the Offer.

     This Offer to Purchase and the related Assignment of Partnership Interest are being mailed by the Purchaser (which is an affiliate of the Managing General Partner) to the persons shown by the Partnership's records to have been Limited Partners or (in the case of Units owned of record by Individual Retirement Accounts and qualified plans) beneficial owners of Units as of October 1, 1995 (the last date on which such persons were admitted to the Partnership as Limited Partners), as well as to those persons who the Partnership knows are transferees of Units but who have not yet been admitted to the Partnership as Limited Partners.

     Section 2. Acceptance for Payment and Payment for Units. Upon the terms and subject to the conditions of the Offer, the Purchaser (which is an affiliate of the Managing General Partner) will purchase by accepting for payment and will pay for all Units validly tendered and not withdrawn in accordance with the procedures specified in Section 4, as promptly as practicable following the Expiration Date. A tendering beneficial owner of Units whose Units are owned of record by an Individual Retirement Account or other qualified plan will not receive direct payment of the Purchase Price; rather, payment will be made to the custodian of such account or plan. In all cases, payment for Units purchased pursuant to the Offer will be made only after timely receipt by the Depositary of a properly completed and duly executed Assignment of Partnership Interest (or facsimile thereof) and any other documents required by the Assignment of Partnership Interest. See Section 3.

         For purposes of the Offer, the Purchaser (which is an affiliate of the Managing General Partner) will be deemed to have accepted for payment pursuant to this Offer, and thereby purchased, validly tendered Units if, as and when the Purchaser gives verbal or written notice to the Depositary of the Purchaser's acceptance of those Units for payment pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Units accepted for payment pursuant to the Offer will be made by deposit of the Purchase Price therefor with the depositary, which will act as agent for tendering Limited Partners for the purpose of receiving payments from the Purchaser and transmitting those payments to Limited Partners whose Units have been accepted for payment. Under no circumstances will interest on the Purchase Price be paid, regardless of any extension of the Offer or any delay in making such payment.

     If any tendered Units are not purchased for any reason, the Assignment of Partnership Interest with respect to such Units will be destroyed by the Purchaser (which is an affiliate of the Managing General Partner). If for any reason acceptance for payment of, or payment for, any Units tendered pursuant to the Offer is delayed or the Purchaser (which is an affiliate of the Managing General Partner) is unable to accept for payment, purchase or pay for Units tendered pursuant to the Offer, then, without prejudice to the Purchaser's rights under Section 14, the Depositary may, nevertheless, on behalf of the Purchaser retain tendered Units, and those Units may not be withdrawn except to the extent that the tendering Limited Partners are entitled to withdrawal rights as described in Section 4; subject, however, to the Purchaser's obligation under Rule 14e-1(c) under the Exchange Act to pay Limited Partners the Purchase Price in respect of Units tendered or return those Units promptly after termination or withdrawal of the Offer.

     The Purchaser (which is an affiliate of the Managing General Partner) reserves the right to transfer or assign, in whole or from time to time in part, to one or more of the Purchaser's affiliates, the right to purchase Units tendered pursuant to the Offer, but any such transfer or assignment will not relieve the Purchaser of its obligations under the Offer or prejudice the rights of tendering Limited Partners to receive payment for Units validly tendered and accepted for payment pursuant to the Offer.

     Section 3. Procedure for Tendering Units.

     Valid Tender. In order for a tendering Limited Partner to participate in the Offer, its Units must be validly tendered and not withdrawn on or prior to the Expiration Date. In order for Units to be validly tendered pursuant to the Offer, a properly completed and duly executed Assignment of Partnership Interest (or facsimile thereof) and any other documents required by the Assignment of Partnership Interest must be received by the Depositary, at its address set forth on the back cover of this Offer to Purchase, on or prior to the Expiration Date. A Limited Partner may tender any or all of the Units owned by that Limited Partner; provided, however, that in order for a partial tender to be valid, after the sale of Units pursuant to the Offer the Limited Partner must continue to hold at least five Units. Accordingly, any Limited Partner who owns five or fewer Units must tender all or none of its Units. Tenders of fractional Units will not be permitted, except by a Limited Partner who is tendering all of the Units owned by that Limited Partner. No alternative, conditional or contingent tenders will be accepted.

     Signature Requirements. If the Assignment of Partnership Interest is signed by the registered holder of the Units and payment is to be made directly to that holder, then no signature guarantee is required on the Assignment of Partnership Interest. Similarly, if the Units are tendered for the account of a member firm of a registered national securities exchange, a member of the National Association of Securities Dealers, Inc. or a commercial bank, savings bank, credit union, savings and loan association or trust company having an office, branch or agency in the United States (each an "Eligible Institution"), no signature guarantee is required on the Assignment of Partnership Interest. However, in all other cases, all signatures on the Assignment of Partnership Interest must be guaranteed by an Eligible Institution.

     Delivery of Assignment of Partnership Interest. The method of delivery of the Assignment of Partnership Interest and all other required documents is at the option and risk of the tendering Limited Partner, and delivery will be deemed made only when actually received by the Depositary. In all cases, sufficient time should be allowed to assure timely delivery.

     Appointment as Proxy. By executing an Assignment of Partnership Interest, a tendering Limited Partner irrevocably appoints the Purchaser (which is an affiliate of the Managing General Partner), its officers and its designees as the Limited Partner's proxies, in the manner set forth in the Assignment of Partnership Interest, each with full power of substitution, to the full extent of the Limited Partner's rights with respect to the Units tendered by the Limited Partner and accepted for payment by the Purchaser (which is an affiliate of the Managing General Partner). Each such proxy shall be considered coupled with an interest in the tendered Units. Such appointment will be effective when, and only to the extent that, the Purchaser (which is an affiliate of the Managing General Partner) accepts the tendered Units for payment. Upon such acceptance for payment, all prior proxies given by the Limited Partner with respect to the Units will, without further action, be revoked, and no subsequent proxies may be given (and if given will not be effective). The Purchaser (which is an affiliate of the Managing General Partner), its officers and the designees of the Purchaser will, as to those Units, be empowered to exercise all voting and other rights of the Limited Partner as they in their sole discretion may deem proper at any meeting of Limited Partners, by written consent or otherwise. The Purchaser (which is an affiliate of the Managing General Partner) reserves the right to require that, in order for Units to be deemed validly tendered, immediately upon the Purchaser's acceptance for payment of the Units, the Purchaser must be able to exercise full voting rights with respect to the Units, including voting at any meeting of Limited Partners then scheduled or acting by written consent without a meeting.

     Assignment of Interest in Future Distributions. By executing and delivering an Assignment of Partnership Interest, a tendering Limited Partner irrevocably assigns to the Purchaser (which is an affiliate of the Managing General Partner) and its assigns all of the right, title and interest of the Limited Partner in and to any and all distributions made by the Partnership from and after the expiration of the Offer in respect of the Units tendered by the Limited Partner and accepted for payment and thereby purchased by the Purchaser.

     Determination of Validity; Rejection of Units; Waiver of Defects; No Obligation to Give Notice of Defects. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Units pursuant to the Offer will be determined by the Purchaser (which is an affiliate of the Managing General Partner), in its sole discretion, which determination shall be final and binding. The Purchaser (which is an affiliate of the Managing General Partner) reserves the absolute right to reject any or all tenders of any particular Units determined by it not to be in proper form or if the acceptance of or payment for those Units may, in the opinion of the Purchaser's counsel, be unlawful. The Purchaser (which is an affiliate of the Managing General Partner) also reserves the absolute right to waive or amend any of the conditions of the Offer that it is legally permitted to waive as to the tender of any particular Units and to waive any defect or irregularity in any tender with respect to any particular Units of any particular Limited Partner. The Purchaser's interpretation of the terms and conditions of the Offer (including the Assignment of Partnership Interest and the Instructions thereto) will be final and binding. No tender of Units will be deemed to have been validly made until all defects and irregularities have been cured or waived. Neither the Purchaser (which is an affiliate of the Managing General Partner), the Information Agent, the Depositary nor any other person will be under any duty to give notification of any defects or irregularities in the tender of any Units or will incur any liability for failure to give any such notification.

     Backup Federal Income Tax Withholding. To prevent the possible application of backup federal income tax withholding of 31% with respect to payment of the Purchase Price, a tendering Limited Partner must provide the Purchaser (which is an affiliate of the Managing General Partner) with the Limited Partner's correct taxpayer identification number by completing the Substitute Form W-9 included in the Assignment of Partnership Interest. See the Instructions to the Assignment of Partnership Interest and Section 6.

         FIRPTA Withholding. To prevent the withholding of federal income tax in an amount equal to 10% of the amount of the Purchase Price plus Partnership liabilities allocable to each Unit purchased, each Limited Partner must complete the FIRPTA Affidavit included in the Assignment of Partnership Interest certifying the Limited Partner's taxpayer identification number and address and that the Limited Partner is not a foreign person. See the Instructions to the Assignment of Partnership Interest and Section 6.

     A tender of Units pursuant to the procedure described above and the acceptance for payment of such Units will constitute a binding agreement between the tendering Limited Partner and the Purchaser (which is an affiliate of the Managing General Partner) on the terms set forth in the Offer.

     Section 4. Withdrawal Rights. Tenders of Units made pursuant to the Offer are irrevocable, except that Units tendered pursuant to the Offer may be withdrawn at any time on or prior to the expiration Date and, unless already accepted for payment by the Purchaser pursuant to the Offer, may also be withdrawn at any time after February 5, 1996. For withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at its address set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person(s) who tendered the Units to be withdrawn and must be signed by the person(s) who signed the Assignment of Partnership Interest in the same manner as the Assignment of Partnership Interest was signed. Any Units properly withdrawn will be deemed not validly tendered for purposes of the Offer. Withdrawn Units may be re-tendered, however, by following the procedures described in Section 3 at any time prior to the Expiration Date.

     If purchase of, or payment for, Units is delayed for any reason or if the Purchaser (which is an affiliate of the Managing General Partner) is unable to purchase or pay for Units for any reason, then, without prejudice to the Purchaser's rights under the Offer, tendered Units may be retained by the Depositary and may not be withdrawn except to the extent that tendering Limited Partners are entitled to withdrawal rights as set forth in this Section 4; subject, however, to the Purchaser's obligation, pursuant to Rule 14e-1(c) under the Exchange Act, to pay Limited Partners the Purchase Price in respect of Units tendered or return those Units promptly after termination or withdrawal of the Offer.

     All questions as to the validity and form (including time of receipt) of notices of withdrawal will be determined by the Purchaser (which is an affiliate of the Managing General Partner), in its sole discretion, which determination shall be final and binding. Neither the Purchaser, the Information Agent, the Depositary nor any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

     Section 5. Extension of Tender Period; Termination; Amendment. The Purchaser (which is an affiliate of the Managing General Partner) expressly reserves the right, in its sole discretion, at any time and from time to time,
(i) to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and the payment for, any Units, (ii) to terminate the Offer and not accept for payment any Units not already accepted for payment or paid for, (iii) upon the occurrence of any of the conditions specified in Section 14, to delay the acceptance for payment of, or payment for, any Units not already accepted for payment or paid for, and (iv) to amend the Offer in any respect (including, without limitation, by increasing the consideration offered, increasing or decreasing the number of Units being sought, or both). Notice of any such extension, termination or amendment will promptly be disseminated to Limited Partners in a manner reasonably designed to inform Limited Partners of such change in compliance with Rule 14d-4(c) under the Exchange Act. In the case of an extension of the Offer, the extension will be followed by a press release or public announcement which will be issued no later than 9:00 a.m., New York City time, on the next business day after the scheduled Expiration Date, in accordance with Rule 14e-1(d) under the Exchange Act.

         If the Purchaser (which is an affiliate of the Managing General Partner) extends the Offer, or if the Purchaser (whether before or after its acceptance for payment of Units) is delayed in its payment for Units or is unable to pay for Units pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer, the Depositary may retain tendered Units and those Units may not be withdrawn except to the extent tendering Limited Partners are entitled to withdrawal rights as described in Section 4; subject, however, to the Purchaser's obligation, pursuant to Rule 14e-1(c) under the Exchange Act, to pay Limited Partners the Purchase Price in respect of Units tendered or return those Units promptly after termination or withdrawal of the Offer.

     If the Purchaser (which is an affiliate of the Managing General Partner) makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition of the Offer, the Purchaser will extend the Offer and disseminate additional tender offer materials to the extent required by Rules 14d-4(c) and 14d-6(d) under the Exchange Act. The minimum period during which an offer must remain open following a material change in the terms of the offer or information concerning the offer will depend upon the facts and circumstances, including the relative materiality of the change in the terms or information. In the Commission's view, an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to securityholders, and if material changes are made with respect to information that approaches the significance of price or the percentage of securities sought, a minimum of ten business days may be required to allow for adequate dissemination to securityholders and investor response. As used in this Offer to Purchase, "business day" means any day other than a Saturday, Sunday or a federal holiday, and consists of the time period from 12:01 a.m. through 12:00 Midnight, New York City time.

     Section 6. Certain Federal Income Tax Matters. The following summary is a general discussion of certain of the federal income tax consequences of a sale of Units pursuant to the Offer. This summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), applicable Treasury regulations thereunder, administrative rulings, practice and procedures and judicial authority, all as of the date of the Offer. All of the foregoing are subject to change, and any such change could affect the continuing accuracy of this summary. This summary does not discuss all aspects of federal income taxation that may be relevant to a particular Limited Partner in light of such Limited Partner's specific circumstances or to certain types of Limited Partners subject to special treatment under the federal income tax laws (for example, foreign persons, dealers in securities, banks, insurance companies and tax-exempt organizations), nor (except as otherwise expressly indicated) does it describe any aspect of state, local, foreign or other tax laws. Sales of Units pursuant to the Offer will be taxable transactions for federal income tax purposes, and also may be taxable transactions under applicable state, local, foreign and other tax laws. LIMITED PARTNERS SHOULD CONSULT THEIR RESPECTIVE TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO EACH SUCH LIMITED PARTNER OF SELLING UNITS PURSUANT TO THE OFFER.

     In general, a Limited Partner will recognize gain or loss on a sale of Units pursuant to the Offer equal to the difference between (i) the Limited Partner's "amount realized" on the sale and (ii) the Limited Partner's adjusted tax basis in the Units sold. The amount of a Limited Partner's adjusted tax basis in such Units will vary depending upon the Limited Partner's particular circumstances. The "amount realized" with respect to a Unit will be a sum equal to the amount of cash received by the Limited Partner for the Unit pursuant to the Offer (that is, the Purchase Price) plus the amount of the Partnership's liabilities allocable to the Unit (as determined under Code Section 752).

     The gain or loss recognized by a Limited Partner on a sale of a Unit pursuant to the Offer generally will be treated as a capital gain or loss if (as is generally expected to be the case) the Unit was held by the Limited Partner as a capital asset. That capital gain or loss will be treated as long-term capital gain or loss if the tendering Limited Partner's holding period for the Unit exceeds one year. Under current law, long-term capital gains of individuals and other non-corporate taxpayers are taxed at a maximum marginal federal income tax rate of 28%, whereas the maximum marginal federal income tax rate for ordinary income of such persons is 39.6%. Capital losses are deductible only to the extent of capital gains, except that non-corporate taxpayers may deduct up to $3,000 of capital losses in excess of the amount of their capital gains against ordinary income. Excess capital losses generally can be carried forward to succeeding years (a corporation's carryforward period is five years and a non-corporate taxpayer can carry forward such losses indefinitely); in addition, a corporation is permitted to carry back excess capital losses to the three preceding taxable years, provided the carryback does not increase or produce a net operating loss for any of those years.

     If any portion of the amount realized by a Limited Partner is attributable to "unrealized receivables" (which includes depreciation recapture) or "substantially appreciated inventory" as defined in Code Section 751, then a portion of the Limited Partner's gain or loss may be ordinary rather than capital.

     A tendering Limited Partner will be allocated a pro rata share of the Partnership's taxable income or loss for the year of sale with respect to the Units sold in accordance with the provisions of the Partnership Agreement concerning transfers of Units. Such allocation and any cash distributed by the Partnership to the Limited Partner for that year will affect the Limited Partner's adjusted tax basis in Units and, therefore, the amount of such Limited Partner's taxable gain or loss upon a sale of Units pursuant to the Offer.

     Under Code Section 469, a non-corporate taxpayer or personal service corporation generally can deduct "passive activity losses" in any year only to the extent of the person's passive activity income for that year. Closely held corporations may not offset such losses against so-called "portfolio" income. Substantially all post-1986 losses of Limited Partners from the Partnership are passive activity losses. Limited Partners may have "suspended" passive activity losses from the Partnership (i.e., post-1986 net taxable losses in excess of statutorily permitted "phase-in" amounts and which have not been used to offset income from other passive activities).

     If a Limited Partner sells less than all of its Units pursuant to the Offer, a loss recognized by that Limited Partner can be currently deducted (subject to other applicable limitations) to the extent of the Limited Partner's passive income from the Partnership for that year plus any other passive activity income for that year, and a gain recognized by a Limited Partner upon the sale of Units can be offset by the Limited Partner's current or "suspended" passive activity losses (if any) from the Partnership and other sources. If, on the other hand, a Limited Partner sells 100% of its Units pursuant to the Offer, any "suspended" losses and any losses recognized upon the sale of the Units will be offset first against any other net passive gain to the Limited Partner from the sale of the Units and any other net passive activity income from other passive activity investments, and the balance of any "suspended" net losses from the Units will no longer be subject to the passive activity loss limitation and, therefore, will be deductible by such Limited Partner from its other income (subject to any other applicable limitations). A tendering Limited Partner must sell all of its Units to receive these tax benefits. If more than 40% of the outstanding Units are tendered, some tendering Limited Partners may not be able to sell 100% of their Units pursuant to the Offer because of proration of the number of Units to be purchased by the Purchaser (which is an affiliate of the Managing General Partner). See Section 1.

     Section 708(b) of the Code provides that a partnership terminates for income tax purposes if there is a sale or exchange of 50 percent or more of the total interest in partnership capital and profits within a twelve-month period. Accordingly, it is possible that transfers made pursuant to the Offer, in combination with other transfers made within twelve months of the Offer, will result in a termination of the Partnership for income tax purposes. In the event of a termination, the Partnership would be treated for income tax purposes as if it had made a liquidating distribution of its assets to the remaining partners and the new partners, followed by a recontribution of the assets to a "new" partnership. Because the "new" partnership would be treated as having acquired its assets on the date of the deemed recontribution, a new depreciation recovery period would begin on such date, and the Partnership would be required to depreciate its properties over a greater period of time than is currently being used; accordingly, the aggregate present value of the Partnership's future depreciation deductions would be reduced.

     Limited Partners (other than tax-exempt persons, corporations and certain foreign individuals) who tender Units may be subject to 31% backup withholding unless those Limited Partners provide a taxpayer identification number ("TIN") and certify that the TIN is correct or properly certify that they are awaiting a TIN. A Limited Partner may avoid backup withholding by properly completing and signing the Substitute Form W-9 included as part of the Assignment of Partnership Interest. If a Limited Partner who is subject to backup withholding does not properly complete and sign the Substitute Form W-9, the Purchaser (which is an affiliate of the Managing General Partner) will withhold 31% from payments to such Limited Partner.

     A Limited Partner who tenders Units must file an information statement with his federal income tax return for the year of the sale which provides the information specified in Treasury Regulation ss.1.751-1(a)(3). The selling Limited Partner also must notify the Partnership of the date of the transfer and the names, addresses and tax identification numbers of the transferors and transferee within 30 days of the date of the transfer (or, if earlier, January 15 of the following calendar year).

     Gain realized by a foreign Limited Partner on the sale of a Unit pursuant to the Offer will be subject to federal income tax. Under Code Section 1445, the transferee of an interest held by a foreign person in a partnership which owns United States real property generally is required to deduct and withhold a tax equal to 10% of the amount realized on the disposition. In order to comply with this requirement, the Purchaser (which is an affiliate of the Managing General Partner) will withhold 10% of the amount realized by a tendering Limited Partner unless the Limited Partner properly completes and signs the FIRPTA Affidavit included as part of the Assignment of Partnership Interest certifying the Limited Partner's TIN, that such Limited Partner is not a foreign person and the Limited Partner's address. Amounts withheld would be creditable against a foreign Limited Partner's federal income tax liability and, if in excess thereof, a refund could be obtained from the Internal Revenue Service by filing a U.S. income tax return.

     Section 7. Effects of the Offer.

     Limitations on Resales. The Partnership Agreement prohibits transfers of Units if a transfer, when considered with all other transfers during the same applicable twelve-month period, would cause a termination of the Partnership for federal or any applicable state income tax purposes (which termination may occur when 50% or more of the Units are transferred in a twelve-month period). This provision may limit sales of Units on the secondary market and in private transactions for the twelve-month period following completion of the Offer. The Partnership will not process any requests for recognition of substitution of Limited Partners upon a transfer of Units during such twelve-month period which the Managing General Partner believes may cause a tax termination in contravention of the Partnership Agreement. In determining the number of Units for which the Offer to Purchase is made (representing approximately 40% of the outstanding Units if 11,349 Units are tendered), the Purchaser (which is an affiliate of the Managing General Partner) took this restriction into account in order to permit normal historical levels of transfers to occur following the transfers of Units pursuant to the Offer without violating this restriction.

         Effect on Trading Market; Registration Under Section 12(g) of the Exchange Act. If a substantial number of Units are purchased pursuant to the Offer, the result will be a reduction in the number of Limited Partners. In the case of certain kinds of equity securities, a reduction in the number of security-holders might be expected to result in a reduction in the liquidity and volume of activity in the trading market for the security. In this case, however, there is no established public trading market for the Units and, therefore, the Purchaser (which is an affiliate of the Managing General Partner) does not believe a reduction in the number of Limited Partners will materially further restrict the Limited Partners' ability to find purchasers for their Units through secondary market transactions. See Section 13 for certain limited information regarding recent secondary sales of the Units.

     The Units are registered under Section 12(g) of the Exchange Act, which means, among other things, that the Partnership is required to file periodic reports with the Commission and to comply with the Commission's proxy rules. The Purchaser (which is an affiliate of the Managing General Partner) does not expect or intend that consummation of the Offer will cause the Units to cease to be registered under Section 12(g) of the Exchange Act. If the Units were to be held by fewer than 300 persons, the Partnership could apply to de-register the Units under the Exchange Act. Because the Units are widely held, however, the Purchaser (which is an affiliate of the Managing General Partner) expects that, even if it purchases the maximum number of Units in the Offer, after that purchase the Units will be held of record by substantially more than 300 persons.

     Control of Limited Partner Voting Decisions by Purchaser; Effect of Relationship with Managing General Partner. The Partnership Agreement provides that in order for an assignee of Units to be admitted to the Partnership as a substitute Limited Partner, (i) the assignment must have been effected in accordance with the provisions of the Partnership Agreement; (ii) the instrument of assignment must set forth the intention of the assignor that the assignee succeed to the assignor's interest as a substituted Limited Partner in his place; (iii) the assignor and assignee must have executed and acknowledged such other documents as the Managing General Partner deemed necessary or desirable to effect such substitution; and (iv) a transfer fee not greater than $150 must have been paid to the Partnership to cover all reasonable expenses incurred in connection with such substitution. The Purchaser (which is an affiliate of the Managing General Partner) will seek to be admitted to the Partnership as a substitute Limited Partner upon consummation of the Offer and, if admitted, will have the right to vote each Unit purchased pursuant to the Offer. Even if the Purchaser (which is an affiliate of the Managing General Partner) is not admitted to the Partnership as a substitute Limited Partner, however, the Purchaser nonetheless will have the right to vote each Unit purchased in the Offer pursuant to the irrevocable appointment by tendering Limited Partners of the Purchaser, its officers and designees as proxies with respect to the Units tendered by such Limited Partners and accepted for payment by the Purchaser. See
Section 3. As a result, the Purchaser (which is an affiliate of the Managing General Partner) could be in a position to significantly influence all voting decisions with respect to the Partnership. This could (i) prevent non-tendering Limited Partners from taking action they desire but that the Purchaser (which is an affiliate of the Managing General Partner) opposes and (ii) enable the Purchaser to take action desired by the Purchaser but opposed by non-tendering Limited Partners. Under the Partnership Agreement, Limited Partners holding a majority of the Units are entitled to take action with respect to a variety of matters, including: removal of a general partner; dissolution of the Partnership; a sale of all or substantially all of the Partnership's properties; material changes in the investment objectives and policies of the Partnership; and most types of amendments to the Partnership Agreement. When voting on those matters, the Purchaser (which is an affiliate of the Managing General Partner) will vote the Units owned by it in whatever manner it deems to be in the Purchaser's best interests, which, because of its relationship with the Managing General Partner, also may be in the interest of the Managing General Partner.

     The Offer will not result in any change in the compensation payable to the Managing General Partner. However, as a result of the Offer and in the Purchaser's capacity as a Limited Partner of the Partnership, the Purchaser (which is an affiliate of the Managing General Partner) will participate in any subsequent distributions to Limited Partners to the extent of the Units purchased pursuant to the Offer.

     Section 8. Future Plans of the Purchaser. The Purchaser (which is an affiliate of the Managing General Partner) is seeking to acquire Units pursuant to the Offer in order to acquire a substantial equity interest in the Partnership, primarily for investment purposes and with a view to making a profit. The Purchaser's organizational documents provide that immediately following the purchase of Units pursuant to the Offer, the Purchaser will take all actions reasonably required to seek its admission to the Partnership as a substitute Limited Partner as to all of the Units purchased pursuant to the Offer. Following the completion of the Offer, the Purchaser (which is an affiliate of the Managing General Partner) and/or persons related to or affiliated with it may acquire additional Units. Any such acquisition may be made through private purchases, through one or more future tender or exchange offers or by any other means deemed advisable. Any such acquisition may be at a price higher or lower than the price to be paid for the Units purchased pursuant to the Offer, and may be for cash or other consideration. The Purchaser (which is an affiliate of the Managing General Partner) also may consider selling some or all of the Units it acquires pursuant to the Offer, either directly or by a sale of one or more interests in the Purchaser itself, depending among other things on liquidity, strategic, tax and other considerations.

     Although the Purchaser (which is an affiliate of the Managing General Partner) does not intend to change current management or the operation of the Partnership and has no current plans for any extraordinary transaction involving the Partnership, these plans could change in the future. In addition, the Purchaser (which is an affiliate of the Managing General Partner) expects that consistent with the Managing General Partner's fiduciary obligations, the Managing General Partner will seek and review opportunities to engage in transactions which could benefit the Partnership, such as sales or refinancings of assets or combinations of the Partnership with one or more other entities, with the objective of seeking to maximize returns to Limited Partners. In that regard, the Purchaser (which is an affiliate of the Managing General Partner) expects the Managing General Partner will carefully consider any suggestions or proposals the Purchaser may make.

     The Purchaser (which is an affiliate of the Managing General Partner) has been advised that the possible future transactions the Managing General Partner expects to consider on behalf of the Partnership include (i) payment of extraordinary distributions; (ii) refinancing, reducing or increasing existing indebtedness of the Partnership; (iii) sales of assets, individually or as part of a complete liquidation; and (iv) mergers or other consolidation transactions involving the Partnership. Any such merger or consolidation transaction could involve other limited partnerships in which the Managing General Partner or its affiliates serve as general partners, or a combination of the Partnership with one or more existing, publicly traded entities (including, possibly, affiliates of the Purchaser (which is an affiliate of the Managing General Partner)), in any of which Limited Partners might receive cash, common stock or other securities or consideration. There is no assurance, however, as to when or whether any of the transactions referred to above might occur. If any such transaction is effected by the Partnership and financial benefits accrue to the Limited Partners of the Partnership, the Purchaser (which is an affiliate of the Managing General Partner) will participate in those benefits to the extent of its ownership of Units. A merger or other consolidation transaction and certain kinds of other extraordinary transactions would require a vote of the Limited Partners in the Partnership, and by acquiring a substantial number of Units the Purchaser (which is an affiliate of the Managing General Partner) will enhance its ability to influence the outcome of any such vote. The Purchaser's primary objective in seeking to acquire the Units is not, however, to influence the vote on any particular transaction, but rather to generate a profit on the investment represented by those Units.

     Section 9. Certain Information Concerning the Partnership.

     General. The Partnership was organized in May 1986 under the laws of the State of Delaware. Its principal executive offices are located at One Insignia Financial Plaza, Greenville, South Carolina 29601. Its telephone number is (803) 239-1000.

     The Partnership's primary business is real estate ownership and related operations. The Partnership was formed for the purpose of investing in, holding and managing existing residential and commercial real estate and selling and collecting the receivables derived from such properties. Under the Partnership

Agreement, the term of the Partnership will continue until December 2011, unless sooner terminated as provided in the Partnership Agreement or by law.

     At September 30, 1995, the Partnership's investment portfolio consisted of three residential apartment complexes: a 112-unit complex in Brandon, Florida; a 256-unit complex in Plano, Texas; and a 320-unit complex in Marietta, Georgia, in which the Partnership has a 82.5% joint venture interest (Davidson Income Real Estate, L.P., whose general partner is Davidson Diversified Properties, Inc., the Managing General Partner of the Partnership, owns the other 17.5% interest in this property).

     Holding Periods of Partnership Properties. The original anticipated holding period of the Partnership's properties, as described in the Partnership's Prospectus dated August 13, 1986, was five to seven years following acquisition of a property. Currently, properties in the Partnership's portfolio have been held for approximately seven to eight years after acquisition. The Purchaser (which is an affiliate of the Managing General Partner) believes that due to several factors, including the present condition of the real estate market and other factors discussed in "General Policy Regarding Sales of Partnership Properties" below, it would not be in the best interest of the Partnership or its Limited Partners to sell all of the Partnership properties and effect a liquidation of the Partnership at this time. In addition, the Managing General Partner has advised the Purchaser that there are no plans to sell any property at the present time; however, the Managing General Partner may decide to attempt to sell a property or properties at any given time based on its analysis of those considerations.

     General Policy Regarding Sales of Partnership Properties. In general, the Managing General Partner regularly evaluates the Partnership's ownership positions by considering various factors, such as the Partnership's financial position, governmental influences, and real estate and capital market conditions. The Managing General Partner monitors each property's specific locale and sub-market conditions evaluating current trends, competition, new construction and economic changes. The Managing General Partner oversees each asset's operating performance and continuously evaluates the physical improvement requirements. In addition, the financing structure for each asset, tax implications and the investment climate are all considered. Any of these factors, and possibly others, could potentially contribute to any decision of the Managing General Partner to sell, refinance, upgrade with capital improvements or hold a particular Partnership property. There are no plans to sell or refinance any property at the present time.

     Selected Financial and Property-Related Data. Set forth below is a summary of certain financial and statistical information with respect to the Partnership and its properties, all of which has been excerpted or derived from the Partnership's Annual Reports on Form 10-KSB or 10-K, as applicable, for the years ended December 31, 1994, 1993, 1992, 1991 and 1990 and the Partnership's Quarterly Reports on Form 10-QSB (the "Form 10-QSB") for the nine months ended September 30, 1995 and 1994. The Partnership's Form 10-QSB for the nine months ended September 30, 1995 was mailed to Limited Partners on November 15, 1995. More comprehensive financial and other information is included in such reports and other documents filed by the Partnership with the Commission, and the following summary is qualified in its entirety by reference to such reports and other documents and all the financial information and related notes contained therein.

                           DAVIDSON GROWTH PLUS, L.P.

                            SELECTED FINANCIAL DATA
                      (in thousands, except per Unit data)


                                            Nine Months
                                               Ended                                    Fiscal Year Ended
                                           September 30,                                   December 31,
                                      ------------------------     ---------------------------------------------------------------
                                         1995         1994            1994         1993         1992         1991          1990
                                         ----         ----            ----         ----         ----         ----          ----
                                            (unaudited)
Statements of Operations Data:*
  Total Revenues from
    Property Operations.............  $   3,647    $    3,422      $   4,598    $    4,758   $    5,423   $    5,207    $    5,038
  Income (Loss) from
    Property Operations.............  $     410    $      297      $     283    $      198   $      (41)  $     (254)   $     (751)
  Minority Interest in Net Income
    of Joint Venture................  $     (38)   $      (35)     $     (42)   $      (74)  $      654   $      (35)   $      (52)
  Net Income (Loss).................  $     258    $      165      $     124    $     (757)  $   (5,143)  $     (346)   $     (802)
  Net Income (Loss) per Unit........  $    8.83    $     5.64      $    4.25    $   (25.86)  $  (175.80)  $   (11.81)   $   (27.43)


                                               As of                                          As of
                                           September 30,                                   December 31,
                                       ----------------------      ---------------------------------------------------------------
                                         1995         1994            1994         1993         1992         1991          1990
                                         ----         ----            ----         ----         ----         ----          ----
                                            (unaudited)
Balance Sheet Data:*
  Total Assets......................  $   18,450   $   19,620      $   19,581   $   19,784   $   28,214   $   34,344    $   35,310
  Total Liabilities.................  $   13,349   $   13,219      $   13,214   $   13,200   $   12,496   $   11,659    $   11,939
  Minority Interest in
    Joint Venture...................  $      314   $      443      $      451   $      502   $    1,637   $    2,291    $    2,339
  Limited Partners' Equity..........  $    5,462   $    6,597      $    6,558   $    6,660   $   14,418   $   20,542    $   21,161
  Units Outstanding.................   28,371.75    28,371.75       28,371.75    28,371.75    28,376.75    28,376.00     28,376.00
  Book Value per Unit...............  $   192.50   $   232.53      $   231.14   $   234.73   $   508.08   $   723.91    $   745.72

----------
* Includes 100% of the operations of the Brighton Crest property; however, the Partnership only owns an 82.5% joint venture interest in Brighton Crest.

     Description of Properties. Set forth below is a table showing the location, the date of purchase, the nature of the Partnership's ownership interest in and the use of each of the Partnership's three properties.

                            Date of
Property                    Purchase        Type of Ownership                         Use
--------                    --------        -----------------                         ---
Brighton Crest              Phase I         82.5% interest in the joint venture       Apartment
  Marietta, GA              09/25/87        which has fee ownership subject to        320 units
                            Phase II        first and second mortgages
                            12/15/87

The Village                 05/31/88        Fee ownership subject to first and        Apartment
  Brandon, Florida                          second mortgages                          112 units

The Fairway                 05/18/88        Fee ownership subject to first and        Apartment
  Plano, Texas                              second mortgages                          256 units


     Accumulated Depreciation Schedule. Set forth below is a table showing the gross carrying value, accumulated depreciation and federal tax basis of each of the Partnership's properties as of December 31, 1994.

                         Gross
                        Carrying    Accumulated                        Federal
   Property              Value      Depreciation     Rate    Method   Tax Basis
   --------           -----------   ------------   --------- ------  -----------
Brighton Crest ....   $12,491,203   $(4,031,028)   5-25 Yrs.   S/L   $13,170,964
The Village .......     4,192,949    (1,259,010)   5-25 Yrs.   S/L     3,848,892
The Fairway .......     6,447,285    (1,629,749)   5-25 Yrs.   S/L     6,121,366
                      -----------   -----------                      -----------
     Totals .......   $23,131,437   $(6,919,787)                     $23,141,222
                      ===========   ===========                      ===========


   Schedule of Mortgages. Set forth below is a table showing certain information regarding the outstanding mortgages encumbering each of the Partnership's three properties.

                     Principal                                         Principal
                     Balance At    Stated                               Balance
                    December 31,  Interest    Period      Maturity      Due At
   Property             1994        Rate     Amortized      Date       Maturity
   --------         -----------   --------   ---------    --------    ----------
Brighton Crest
  1st mortgage ...  $ 6,357,525     7.83%    28.67 yrs    10/15/03    $5,516,196
  2nd mortgage ...      198,900     7.83%       (1)       10/15/03       198,900

The Village
  1st mortgage ...    1,956,063     7.83%    28.67 yrs    10/15/03     1,697,334
  2nd mortgage ...       61,200     7.83%       (1)       10/15/03        61,200

The Fairway
  1st mortgage ...    4,174,490     7.60%    21.42 yrs    11/15/02     3,142,190
  2nd mortgage ...      134,781     7.60%       (1)       11/15/02       134,781

  Total ..........   12,882,959

Less unamortized
  discounts (2)...     (413,903)
                    -----------
  Total (2).......  $12,469,056
                    ===========
-----------
(1) Interest only payments.
(2) Unamortized debt discounts represent the difference between the amounts at which the above mortgages are carried on the Partnership's balance sheet and the contractual amount of those mortgages. The amount of debt for which the Partnership was contractually obligated as of December 31, 1994 was $12,882,959.

     Average Annual Rental Rate and Occupancy. Set forth below is a table showing the average annual rental rates and occupancy percentages for each of the Partnership's three properties.



                              Average Annual                    Average Annual
                               Rental Rates                       Occupancy
                          ---------------------    -------------------------------------
                                                   Nine Months Ended
Property                   1994          1993      September 30, 1995      1994     1993
----------                -----          ----      ------------------      ----     ----
Brighton Crest ....       $7,077        $7,095            95%               95%      96%
The Village .......        7,330         7,098            98%               97%      95%
The Fairway .......        6,187         5,998            97%               96%      95%




     The Partnership is subject to the information reporting requirements of the Exchange Act and accordingly is required to file reports and other information with the Commission relating to its business, financial results and other matters. Such reports and other documents may be examined and copies may be obtained from the offices of the Commission at 450 Fifth Street, N.W., Washington, D.C 20549, and at the regional offices of the Commission located in the Northwestern Atrium Center, 500 Madison Street, Suite 1400, Chicago, Illinois 60661, and 7 World Trade Center, New York, New York 10048. Copies should be available by mail upon payment of the Commission's customary charges by writing to the Commission's principal offices at 450 Fifth Street, N.W., Washington, D.C. 20549.

     Cash Distributions History. The following table sets forth the cash distributions to the Limited Partners and the General Partners made by the Partnership from its inception.


                         Per Unit
                        Distribution to             Distribution to         Aggregate
Year                  Limited Partners(1)          General Partners       Distribution(2)
----                  -------------------          ----------------       ---------------
1986 ...........              0                              0                      0
1987* ..........          11.12                          4,950                164,995
1988* ..........          33.11                         28,498                949,919
1989 ...........          36.60                         32,121              1,070,673
1990 ...........          40.00                         35,105              1,170,173
1991 ...........          10.00                          8,776                292,545
1992 ...........          40.00                         35,105              1,170,175
1993 ...........         247.58                        217,264              7,241,417
1994 ...........           7.84                          6,777                229,224
1995** .........          47.47                         41,654              1,388,461
                        -------                        -------           ------------
TOTAL* .........        $473.72                       $410,250            $13,677,582


-------------

(1) The amounts shown in this column only reflect actual cash distributions paid directly to Limited Partners based on the weighted average numbers of Units outstanding during the appropriate year, and do not include amounts withheld and paid directly to state tax authorities on behalf of Limited
     Partners in respect of state income tax obligations.

(2) Pursuant to the Partnership Agreement, cash distributions by the Partnership generally are allocated 97% to the Limited Partners and 3% to the General Partners.

*    Assumes Limited Partner was admitted to the Partnership on December 1, 1986
     (the first admission date).

**   Through December 1, 1995.


   The Managing General Partner has advised the Purchaser that of the $473.72 per Unit aggregate distributions to Limited Partners, $215.00 of that amount was a return of capital (based upon generally accepted accounting principles ("GAAP")). This return of capital was made as a special distribution in 1993 as a result of the refinancing of the Partnership's properties.

   Operating Budgets of the Partnership. A summary of the 1995 operating budgets and the unaudited results of operations of the Partnership for the eleven months ended November 30, 1995 is set forth in the table below. The budgeted amounts provided below are figures that were not computed in accordance with

GAAP. Historically, budgeted operating results of operations for a particular fiscal year have differed significantly in certain respects from the audited operating results for that year. In particular, items that are categorized as capital expenditures for purposes of preparing the operating budgets are often re-categorized as expenses when the financial statements are audited and presented in accordance with GAAP. Therefore, the summary operating budgets presented for 1995 should not necessarily be considered as indicative of what the audited operating results for 1995 will be. Furthermore, any estimate of the future performance of a business, such as the Partnership's business, is forward-looking and based on numerous assumptions, some of which inevitably will prove to be incorrect. For this reason, it is probable that the Partnership's future operating results will differ from those projected in the operating budget, and those differences may be material. As a result, such information should not be relied on by Limited Partners.

                                                                      Budgeted             Actual
                                                 Budgeted            1995 First          1995 First
                                               Fiscal 1995*        Eleven Months*       Eleven Months*
                                               ------------        --------------       --------------
Total Revenues from Property Operations.......  $4,824,277           $4,410,717            $4,445,946
Total Operating Expenses .....................  $2,388,445           $2,210,480            $2,221,612
Net Operating Income..........................  $2,435,832           $2,200,237            $2,224,333
Capital Expenditures..........................  $  303,073           $  290,590            $  305,626

------------
*    Includes 100% of the operations of the Brighton Crest property; however, the Partnership only owns an 82.5% joint venture interest in Brighton
     Crest.



     Section 10. Conflicts of Interest and Transactions with Affiliates. The Managing General Partner and its affiliates have conflicts of interest with respect to the Offer as set forth below.

     Conflicts of Interest With Respect to the Offer. The Managing General Partner has conflicts of interest with respect to the Offer, including conflicts resulting from its affiliation with the Purchaser. The Managing General Partner also would have a conflict of interest (i) as a result of the fact that a sale or liquidation of the Partnership's assets would result in a decrease or elimination of the fees paid to the Managing General Partner and/or its affiliates and (ii) as a consequence of the Purchaser's ownership of Units, because the Purchaser (which is an affiliate of the Managing General Partner) may have incentives to seek to maximize the value of its ownership of Units, which in turn may result in a conflict for the Managing General Partner in attempting to reconcile the interests of the Purchaser (which is an affiliate of the Managing General Partner) with the interests of the other Limited Partners. In addition, the Purchaser (which is an affiliate of the Managing General Partner) is making the Offer with a view to making a profit. Accordingly, there is a conflict between the desire of the Purchaser (which is an affiliate of the Managing General Partner) to purchase Units at a low price and the desire of the Limited Partners to sell their Units at a high price. The Managing General Partner has advised the Purchaser (which is an affiliate of the Managing General Partner) that the Partnership intends to indicate in its Statement on Schedule 14D-9 to be filed with the Commission that it is remaining neutral and making no recommendation as to whether Limited Partners should tender their Units pursuant to the Offer. See Section 13.

   Voting by the Purchaser. The Partnership Agreement provides that in order for an assignee of Units to be admitted to the Partnership as a substitute Limited Partner, (i) the assignment must have been effected in accordance with the provisions of the Partnership Agreement; (ii) the instrument of assignment must set forth the intention of the assignor that the assignee succeed to the assignor's interest as a substituted Limited Partner in his place; (iii) the assignor and assignee must have executed and acknowledged such other documents as the Managing General Partner deemed necessary or desirable to effect such substitution; and (iv) a transfer fee not greater than $150 must have been paid to the Partnership to cover all reasonable expenses incurred in connection with such substitution. The Purchaser (which is an affiliate of the Managing General Partner) will seek to be admitted to the Partnership as a substitute Limited Partner upon consummation of the Offer and, if admitted, will have the right to vote each Unit purchased pursuant to the Offer. Even if the Purchaser (which is an affiliate of the Managing General Partner) is not admitted to the Partnership as a substitute Limited Partner, however, the Purchaser nonetheless will have the right to vote each Unit purchased in the Offer pursuant to the irrevocable appointment by tendering Limited Partners of the Purchaser (which is an affiliate of the Managing General Partner), its officers and designees as proxies with respect to the Units tendered by such Limited Partners and accepted for payment by the Purchaser. See Section 3. As a result, if the Purchaser (which is an affiliate of the Managing General Partner) is successful in acquiring a significant number of Units pursuant to the Offer, the Purchaser will have the right to vote those Units and thereby significantly influence all voting decisions with respect to the Partnership, including decisions concerning liquidation, amendments to the Partnership Agreement, and removal and replacement of the General Partners. This means that (i) non-tendering Limited Partners could be prevented from taking action they desire but that the Purchaser (which is an affiliate of the Managing General Partner) opposes and
(ii) the Purchaser (which is an affiliate of the Managing General Partner) may be able to take action desired by the Purchaser but opposed by the non-tendering Limited Partners. See Section 7.

     Financing Arrangements. The Purchaser (which is an affiliate of the Managing General Partner) expects to pay for the Units it purchases pursuant to the Offer with funds obtained from capital contributions to be made by Holding and Riverdale. Holding expects to obtain its share of those funds from capital contributions or loans from Insignia, which will obtain such funds from its working capital; Riverdale expects to obtain its share of those funds from its working capital or from a loan from Highcrest Investors Corporation ("Highcrest"), which is also indirectly 100% owned by Mr. Icahn and is an affiliate of Riverdale, or an affiliate of Highcrest, which will obtain such funds from its liquid assets and/or the liquid assets of its wholly-owned, direct or indirect subsidiaries. Highcrest has irrevocably committed to make or cause its affiliates to make such loan. See Section 12. It is possible, however, that in connection with its future financing activities, Holding and Riverdale may cause or request the Purchaser (which is an affiliate of the Managing General Partner) to pledge the Units as collateral for loans, or otherwise agree to terms which provide Holding, Riverdale and the Purchaser with incentives to generate substantial near-term cash flow from the Purchaser's investment in the Units. This could be the case, for example, if a loan has a "bullet" maturity after a relatively short time or bears a high or increasing interest rate. In such a situation, the Managing General Partner may experience a conflict of interest in seeking to reconcile the best interests of the Partnership with the potential need of its affiliates for cash flow from the Partnership's activities.

   Transactions with Affiliates. Under the Partnership Agreement, the Managing General Partner holds an interest in the Partnership and is entitled to participate in certain cash distributions made by the Partnership to its Partners. The Managing General Partner has received a cash distribution each year since 1987 in respect of its general partner interest. Pursuant to an agreement (the "Insignia/MAE Agreement") between Insignia and Metropolitan Asset Enhancement, L.P. ("MAE") (which is the direct parent of the Managing General Partner), MAE has agreed, among other things, to cause Insignia or its affiliate to be retained as a manager of all properties controlled by MAE. For purposes of the Insignia/MAE Agreement, MAE controls the Partnership's properties. Pursuant to this arrangement, the Partnership has paid IMG, an affiliate of the Managing General Partner, property management fees for property management services and for reimbursement of certain expenses in each of the three years ended December 31, 1994. Property management fees paid to IMG amounted to $229,833, $235,904 and $269,272, respectively, for the three years ended December 31, 1994, 1993 and 1992, and the Partnership paid IMG property management fees equal to $180,785 during the nine months ended September 30, 1995. Insignia and its affiliates do not receive any fees from the Partnership on a current basis for the asset management or partnership administration services they provide, although Insignia and its affiliates are reimbursed by the Partnership for the expenses they incur in connection with providing those services pursuant to the Partnership Agreement. The Managing General Partner is entitled to receive a deferred management fee of 2% of Adjusted Cash from Operations (as defined in the Partnership Agreement) once the Partnership either has distributed to Limited

Partners an amount equal to a 10% return on capital or has generated
Cash from Sales or Refinancings (as defined in the Partnership Agreement). As reflected in the Partnership's Form 10-QSB for the nine months ended September 30, 1995, the accrued deferred management fee totalled $161,043 as of September 30, 1995, none of which has been distributed to the Managing General Partner. Pursuant to these provisions and in addition to the property management fees referred to above, the Partnership paid the Managing General Partner and its affiliates (including the reimbursements to Insignia and its affiliates in connection with asset management and partnership administration services) an aggregate of $141,735, $172,659 and $174,687, respectively, for the three years ended December 31, 1994, 1993 and 1992, and $109,982 during the nine months ended September 30, 1995. During 1992 and 1993, an affiliate of the Purchaser (which is an affiliate of the Managing General Partner) assisted an unaffiliated third party engaged by the Partnership in connection with a refinancing of the Partnership's properties, and received $41,800 in 1992 and $106,250 in 1993 from the third party for providing such assistance. In addition, at various times during the past three fiscal years an affiliate of the Purchaser (which is an affiliate of the Managing General Partner) has held a promissory note or preferred stock issued by an unaffiliated company that provides insurance brokerage services to the Partnership. The financial benefits derived by Insignia or its affiliates from these arrangements and attributable to the Partnership are included in the amounts described above as reimbursements to affiliates of the Managing General Partner during the Partnership's fiscal years ended December 31, 1993 and 1992, but not for 1994. Insignia believes that the aggregate financial benefit derived by Insignia and its affiliates from the arrangements described in the two preceding sentences during the three years ended December 31, 1994 and since that date was immaterial.

     The Insignia/MAE Agreement. In addition to the matters described in the preceding paragraph, in the Insignia/MAE Agreement, MAE also has agreed with Insignia that it will not, and will not permit any of its subsidiaries or controlled affiliates (including the Partnership) to, dispose of any asset which represents a direct or indirect interest in a property unless Insignia receives proceeds or fees upon the disposition of such asset equal to or greater than 150% of Insignia's then-current annualized revenues with respect to such asset. This restriction is not applicable if MAE makes certain "make-up" payments to Insignia in connection with disposition or if MAE is required by contract or fiduciary duty to sell such asset. This agreement may create a conflict with respect to the Managing General Partner's determination to sell assets or complete other Partnership transactions, or affect the terms of any such transactions.

     Section 11. Certain Information Concerning the Purchaser, Insignia, Holding, Mr. Icahn, Riverdale and Highcrest.

     The Purchaser. The Purchaser (which is an affiliate of the Managing General Partner) was organized for the purpose of acquiring the Units. Holding and Riverdale each own a 50% interest in the Purchaser. Holding is a wholly-owned subsidiary of Insignia, and Riverdale is directly 100% owned by Mr. Icahn. The Purchaser has not engaged in any business activity other than in connection with the Offer and has no significant assets or liabilities at the present time. Upon consummation of the Offer, the Purchaser's only significant assets will be the Units it acquires pursuant to the Offer and it is anticipated that the Purchaser will have no significant liabilities. The principal executive offices of the Purchaser (which is an affiliate of the Managing General Partner) are located at One Insignia Financial Plaza, Greenville, South Carolina 29601. The Purchaser has no officers, and its sole manager is Holding.

     Insignia and Holding. Holding is a newly-formed, wholly-owned subsidiary of Insignia. Holding and Insignia are each affiliates of the Managing General Partner. Holding's only significant asset is its 50% interest in the Purchaser, and it does not presently have any liabilities. The principal executive officers of Insignia and Holding are each located at One Insignia Financial Plaza, Greenville, South Carolina 29601. For certain information concerning the directors and executive officers of Insignia and Holding, see Schedule I to this Offer to Purchase.

     Insignia is a full service real estate service organization which performs property management, asset management, investor services, partnership administration, mortgage banking, real estate brokerage services, and real estate investment banking services for various ownership entities, including approximately 900 limited partnerships having approximately 260,000 limited partners. Insignia believes it is the largest manager of multifamily residential properties in the United States, managing approximately 208,000 units of multifamily residential housing similar to those owned by the Partnership. In addition, Insignia, through its subsidiary Insignia Management Services--New York, Inc., purchased the residential property management business of Douglas Elliman-Gibbons & Ives and all of the outstanding stock of Kreisel Company, Inc.; as a result of this purchase, Insignia also manages approximately 54,000 units of residential housing at 299 properties, all of which are in the metropolitan New York market, and a substantial majority of which are within Manhattan. Insignia also is a significant manager of commercial property, managing approximately 64,000,000 square feet of retail and commercial space. These properties are located in approximately 500 cities and 48 states. Insignia is a public company whose stock is listed on the New York Stock Exchange, Inc.

     Insignia is subject to the information and reporting requirements of the Exchange Act and in accordance therewith is required to file periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Certain information, as of particular dates, concerning Insignia's business, principal physical properties, capital structure, material pending legal proceedings, operating results, financial condition, directors and officers (including their remuneration and stock options granted to them), the principal holders of Insignia's securities, any material interests of such persons in transactions with Insignia and certain other matters is required to be disclosed in proxy statements and annual reports distributed to Insignia's shareholders and filed with the Commission. Such reports, proxy statements and other information may be inspected and copied at the Commission's public reference facilities and should also be available for inspection in the same manner as set forth with respect to the Partnership in
Section 9.

     Set forth below is certain consolidated financial information with respect to Insignia and its consolidated subsidiaries for its fiscal years ended December 31, 1994 and 1993 and its fiscal third quarters ended September 30, 1995 and 1994. More comprehensive financial and other information is included in Insignia's Annual Report on Form 10-K for the year ended December 31, 1994 (including management's discussion and analysis of financial condition and results of operations) and in other reports and documents filed by Insignia with the Commission. The financial information set forth below is qualified in its entirety by reference to such reports and documents filed with the Commission and the financial statements and related notes contained therein. These reports and other documents may be examined and copies thereof may be obtained in the manner set forth above.

                         INSIGNIA FINANCIAL GROUP, INC.
                   SELECTED CONSOLIDATED FINANCIAL INFORMATION
                                ($ in thousands)


                                                          Nine Months Ended
                                                            September 30,           Year Ended December 31,
                                                         1995          1994           1994          1993
                                                         ----          ----           ----          ----
                                                             (unaudited)
Statements of Operations Data:
   Total Revenues...............................       $89,177        $50,443        $75,566       $52,577
   Income Before Taxes and Extraordinary Item...         8,840          8,808         12,101         8,074
   Net Income...................................         5,304          5,286          7,261         4,670


                                                         As of September 30,          As of December 31,
                                                         1995          1994           1994          1993
                                                         ----          ----           ----          ----
                                                             (unaudited)
Balance Sheet Data:
   Cash and Cash Equivalents....................         $ 27,643        $33,153       $36,596       $34,005
   Receivables..................................           27,738         11,833        13,572         8,428
      Total Assets..............................          226,988         96,553       174,272        88,835
   Accounts Payable.............................            1,832          2,682         3,478         1,948
   Accrued and Sundry Liabilities...............           24,394         12,085        18,790        14,208
   Long-term Debt...............................           97,119          5,084        73,198         1,139
      Total Liabilities.........................          123,345         19,851        95,466        17,295
   Redeemable Convertible Preferred Stock.......           15,000           --            --             --
   Minority Interests in Consolidated
    Subsidiaries ...............................            2,688           --            --             --
      Shareholders' Equity......................           85,955         76,702        78,806        71,540


     Liquidity Assistance L.L.C. ("Liquidity"), an affiliate of the Purchaser, owns 55 Units. The principal executive officers of Liquidity are located at One Insignia Financial Plaza, Greenville, South Carolina 29601. In addition, Frank
M. Garrison, Executive Managing Director of Insignia, owns 17 Units. Mr. Garrison's principal business address is set forth in Schedule I to this Offer to Purchase.

     Mr. Icahn, Riverdale and Highcrest. Riverdale is directly 100% owned by Mr. Icahn, and Highcrest is indirectly 100% owned by Mr. Icahn. Riverdale is primarily engaged in the business of owning real estate and acting as general partner of High River Limited Partnership, an entity primarily engaged in the business of investing in securities. Highcrest is primarily engaged in the business of investing and holding securities, and in leasing, selling and manufacturing railroad freight and tank cars, either directly or through subsidiaries. The address of the principal office of each of Highcrest and Riverdale is 100 South Bedford Road, Mount Kisco, New York 10549. The principal business address of Mr. Icahn is c/o Icahn Associates Corp., 114 West 47th Street, 19th Floor, New York, New York 10036. For certain information concerning Mr. Icahn and the directors and executive officers of Riverdale and Highcrest, see Schedule II to this Offer to Purchase.

     Set forth below is financial information with respect to Riverdale and Highcrest and its consolidated subsidiaries. Neither Riverdale nor Highcrest is subject to periodic reporting requirements under the Exchange Act. The financial information set forth below with respect to Riverdale is unaudited. Riverdale does not prepare audited financial statements in the ordinary course of its business and, accordingly, such audited financial statements were not available or obtainable without unreasonable cost or expense. Highcrest prepares consolidated financial statements only on an annual basis.

                         RIVERDALE INVESTORS CORP., INC.
                         SELECTED FINANCIAL INFORMATION
                                ($ in thousands)

                                                       As of September 30,
                                                               1995
                                                       -------------------
                                                            (unaudited)

Balance Sheet Data:
   Cash.............................................         $ 1,441
   Securities owned at market value.................          28,254
   Receivables and other assets.....................              55
   Investment in High River at market value.........           5,688
   Due from Brokers.................................               0
      Total Assets..................................          35,438
   Due to Meadowstar................................           2,736
   Due to Brokers...................................          10,556
      Total Liabilities.............................          13,292
      Total Equity..................................          22,146
         Total Liabilities and Equity...............          35,438


                         HIGHCREST INVESTORS CORPORATION
                   SELECTED CONSOLIDATED FINANCIAL INFORMATION
                                ($ in thousands)

                                                            As of December 31,
                                                                   1994
                                                            ------------------
Statements of Operations Data:
   Total Revenues.....................................         $438,000
   Income Before Taxes and Extraordinary Item.........           44,000
   Net Income.........................................           30,000


                                                              As of December 31,
                                                                     1994
                                                              ------------------
Balance Sheet Data:

   Cash and Cash Equivalents (including reverse
      repurchase agreements of $54,000)...............       $   61,000
   Receivables (trade receivables, less allowances
      for doubtful accounts of $1,000)................           30,000
      Total Assets....................................        1,859,000
   Trade Payables.....................................           30,000
   Total Current Liabilities..........................          384,000
   Long-term Debt (includes railcar equipment debt
       due within one year of $181,000)...............          638,000
      Total Liabilities...............................        1,414,000
   Minority Interest..................................            6,000
      Shareholders' Equity............................          439,000

   Longacre Corp., which is also indirectly 100% owned by Mr. Icahn, owns 25 Units. The principal executive offices of Longacre Corp. are located at 1 Wall Street Court, New York, New York 10005.

   Except as otherwise set forth in this Offer to Purchase, neither the Purchaser (which is an affiliate of the Managing General Partner) nor, to the best of the Purchaser's knowledge, any of the persons listed on Schedule I or II, nor any affiliate of the foregoing (i) beneficially owns or has a right to acquire any Units, (ii) has effected any transaction in the Units, or (iii) has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Partnership, including, but not limited to, contracts, arrangements, understandings or relationships concerning the transfer or voting thereof, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies.

     Section 12. Source of Funds. The Purchaser (which is an affiliate of the Managing General Partner) expects that approximately $3,025,000 will be required to purchase 11,349 Units, if tendered, and to pay related fees and expenses. The Purchaser (which is an affiliate of the Managing General Partner) will obtain all of those funds from capital contributions to be made by Holding and Riverdale. Holding expects to obtain its share of those funds from capital contributions or loans from Insignia, which will obtain such funds from its working capital; Riverdale expects to obtain its share of those funds from its working capital or from a loan from Highcrest or an affiliate of Highcrest, which will obtain such funds from its liquid assets and/or the liquid assets of its wholly-owned, direct or indirect subsidiaries. Highcrest has irrevocably committed to make or cause its affiliates to make such loan. Under the Operating Agreement of the Purchaser, Riverdale has the right, under certain circumstances, to decline to provide the additional capital contribution required to fund the purchase of Units, in which event Holding may elect to require the Purchaser to redeem Riverdale's interest in the Purchaser and Holding will furnish all of the required funds.

     Section 13. Background of the Offer.

     Insignia's Affiliation with the Managing General Partner. On December 31, 1991, an affiliate of Insignia acquired substantially all of the assets of Jacques-Miller, Inc. (the former management company for the Partnership), and MAE acquired 100% ownership of the Managing General Partner. Insignia also indirectly owns 50% of the Purchaser. In addition, under the Insignia/MAE Agreement, MAE (which is the direct parent of the Managing General Partner) has agreed, among other things to cause Insignia to be retained as a manager of all properties controlled by MAE, which, for purposes of the Insignia/MAE Agreement, include the Partnership's properties. Pursuant to that Agreement, IMG provides property management services to the Partnership, and Insignia (directly or through affiliates) performs asset management and partnership administration services for the Partnership. Because of these relationships, Insignia and the Purchaser (which is an affiliate of the Managing General Partner) are familiar with the Partnership and the properties it owns and operates.

   Riverdale's Recent Affiliation with Insignia. The Operating Agreement of the Purchaser provides in substance that (i) immediately following the purchase of Units pursuant to the Offer, the Purchaser would take all actions reasonably required to seek its admission to the Partnership as a substitute Limited Partner as to all of the Units pursuant to the Offer; (ii) the Units purchased pursuant to the Offer would be voted as directed by Holding and Riverdale in proportion to their respective interests in the Purchaser, except that Holding would control certain aspects of the voting, including votes on any proposal (a) made by the Managing General Partner of the Partnership, (b) to remove the Managing General Partner, (c) that would in any way adversely alter the rights, authority or obligations of the General Partner or (d) to reduce any compensation payable to the Managing General Partner or any other affiliate of Insignia; and (iii) except as contemplated by the foregoing provisions and subject to certain limited exceptions, (a) neither Holding nor Riverdale or their respective affiliates and other related persons shall commence a tender offer for Units or purchase, buy, acquire or otherwise become the beneficial owner of Units, and (b) so long as an affiliate of Insignia is the Managing General Partner, Riverdale will not (1) make, or in any way participate in, directly, or indirectly, any "solicitation" of "proxies" (as such terms are defined or used in Regulation 14A under the Exchange Act) or become a "participant" in any "election contest" (as such terms are defined or used in Rule 14a-11 of the Exchange Act) with respect to the Partnership, (2) initiate, propose or otherwise solicit Limited Partners for the approval of one or more proposals with respect to the Partnership, or (3) instigate or encourage any Limited Partner or other third party to do any of the foregoing. The Operating Agreement also provides that under certain limited circumstances Insignia could be required to cause its affiliate to sell to Riverdale or its designee either the managing general partner interest in the Partnership currently held by the Managing General Partner or the stock of the entity that owns such interest, in either case for a formula price based primarily on the amount of property management fees paid by the Partnership to Insignia and its affiliates during the year preceding the date of such transfer. The foregoing is only a summary of the terms of the Operating Agreement and is qualified in its entirety by reference to the full text of the Operating Agreement, a copy of which has been filed as Exhibit (c)(1) to the Purchaser's Tender Offer Statement on Schedule 14D-1 and is incorporated herein by reference in its entirety.

   Determination of Purchase Price. In establishing the Purchase Price, the Purchaser (which is an affiliate of the Managing General Partner) reviewed certain publicly available information and certain information made available to it by the Managing General Partner and its other affiliates, including among other things: (i) the Partnership Agreement, as amended to date; (ii) the Partnership's Annual Report on Form 10-KSB for the year ended December 31, 1994 and the Form 10-QSB for the nine months ended September 30, 1995; (iii) unaudited results of operations of the Partnership's properties for the period since the beginning of the Partnership's last fiscal year; (iv) the operating budgets prepared by IMG with respect to the Partnership's properties for the year ending December 31, 1995; and (v) other information obtained by IMG, Insignia and other affiliates in their capacities as providers of property management, asset management and partnership administration services to the Partnership. Based on that information, the Purchaser (which is an affiliate of the Managing General Partner) considered several factors, as discussed below.

   Trading History of Units. Secondary market sales activity for the Units, including privately negotiated sales, has been limited and sporadic. According to information obtained from the Managing General Partner, from January 1, 1993 through December 1, 1995 and as set forth in more detail in the table below, an aggregate of 939.5 Units (representing less than 3.4% of the total outstanding Units) were transferred in sale transactions. Set forth in the table below are the high and low sales prices of Units for the quarterly periods from January 1993 to September 1995, as reported by the Managing General Partner and Robert
A. Stanger & Co., Inc. ("Stanger"), an independent, third-party source. The Managing General Partner did not begin requesting price-related information in connection with processing transfers of Units until March 1994. Accordingly, price-related information for periods prior to March 1994 is not presented under the column captioned "As Reported by the Managing General Partner" in the table below. The gross sales prices reported by Stanger do not necessarily reflect the net sales proceeds received by sellers of Units, which typically are reduced by commissions and other secondary market transaction costs to amounts less than the reported prices. The Purchaser (which is an affiliate of the Managing General Partner) does not know whether the information compiled by Stanger is accurate or complete.

                           DAVIDSON GROWTH PLUS, L.P.

                 REPORTED SALES PRICES OF PARTNERSHIP INTERESTS

                                                      As Reported by the Managing           As Reported
                                                          General Partner(1)               by Stanger(2)
                                                      ---------------------------    --------------------------
                                                       Low Sales      High Sales     Low Sales       High Sales
                                                         Price           Price          Price           Price
                                                       Per Unit        Per Unit       Per Unit        Per Unit
                                                       --------       ----------     ---------       ----------
Fiscal Year Ended December 31, 1995:
   Fourth Quarter (through December 1, 1995).......     130.00          227.00           --              --
   Third Quarter...................................      58.50          169.00         203.00          227.00
   Second Quarter..................................          0               0          35.00          169.00
   First Quarter ..................................     101.00          270.27*         35.00          169.00
Fiscal Year Ended December 31, 1994:
   Fourth Quarter .................................      96.00           96.00         101.00          101.00
   Third Quarter...................................     100.00          100.00          96.00           96.00
   Second Quarter..................................       n/a             n/a            n/a            n/a
   First Quarter...................................       n/a             n/a           92.00          100.00
Fiscal Year Ended December 31, 1993:
   Fourth Quarter..................................       (1)             (1)            n/a            n/a
   Third Quarter...................................       (1)             (1)          193.91          193.91
   Second Quarter..................................       (1)             (1)            n/a            n/a
   First Quarter...................................       (1)             (1)          190.00          205.00

------------

(1) This information was provided to the Purchaser by the Managing General Partner. The Purchaser (which is an affiliate of the Managing General Partner) has been informed that since March 1994 the Managing General Partner has requested and recorded information on the prices at which Units are sold, but that it does not regularly receive or maintain information regarding the bid or asked quotations of secondary market makers, if any. The Managing General Partner has advised the Purchaser (which is an affiliate of the Managing General Partner) that it processes transfers of Units only four times a year--on the first day of each fiscal quarter. Accordingly, the information presented for each fiscal quarter in the table above reflects transactions that were reported to the Managing General Partner in the preceding quarter. The data in the table are based solely on information provided to the Managing General Partner by sellers and buyers of Units transferred in sale transactions (i.e., excluding transactions believed to result from the death of a Limited Partner, rollover to an IRA account, establishment of a trust, trustee to trustee transfers, termination of a benefit plan, distributions from a qualified or non-qualified plan, uniform gifts, abandonment of Units or similar non-sale transactions).

(2) The gross sales prices reported by Stanger do not necessarily reflect the net sales proceeds received by sellers of Units, which typically are reduced by commissions and other secondary market transaction costs to amounts less than the reported prices. The Purchaser (which is an affiliate of the Managing General Partner) does not know whether the information compiled by Stanger is accurate or complete.

* According to information provided by the Managing General Partner, the $270.27 high sales price for the first quarter of 1995 reflects a single transaction that was not at arms'-length.


     The Purchaser (which is an affiliate of the Managing General Partner) believes that, although secondary market sales information probably is not a reliable measure of value because of the limited and inefficient nature of the market for Units, this information may be relevant to a Limited Partner's decision as to whether to tender its Units pursuant to the Offer. At present, privately negotiated sales and sales through intermediaries (e.g., through the trading system operated by Chicago Partnership Board, Inc., which publishes sell offers by holders of Units) are the only means available to a Limited Partner to liquidate an investment in Units (other than the Offer) because the Units are not listed or traded on any exchange or quoted on any NASDAQ list or system.

     Managing General Partner's Annual Estimates of Net Asset Value. The Managing General Partner prepares annual estimates of the Partnership's net asset value per Unit, which it makes available to Limited Partners upon request for use in satisfying various requirements associated with the ownership of Units, such as fiduciary obligations which may apply in the case of Units held by trusts. The estimates of net asset value prepared by the Managing General Partner (the "NAV Estimates") do not purport to be estimates of the fair market value of the Units themselves, and the Purchaser (which is an affiliate of the Managing General Partner) believes they should not be viewed as reflecting the fair value of Units. Furthermore, as explained below, the NAV Estimates do not purport to reflect the amounts the Limited Partners might actually receive upon a hypothetical liquidation of the Partnership, because they do not take into account transactional and other costs that would be incurred in a liquidation. The Managing General Partner prepares the NAV Estimates based on its estimates of the values of the Partnership's properties. The Managing General Partner does not solicit offers or inquiries from prospective buyers of the Partnership's properties in connection with its preparation of NAV Estimates. As used in this Offer to Purchase, "net operating income" is calculated before depreciation amortization, debt service payments and certain capital expenditure items.

     In estimating the value of the Partnership's properties as of December 31, 1994, the Managing General Partner utilized the capitalization of income approach. The following is a description of the methodology employed by the Managing General Partner in preparing such estimates:

     BRIGHTON CREST APARTMENTS. In estimating the value of this property, the Managing General Partner reviewed the net operating income of the property for the year ended December 31, 1994, which was $1,244,815, and the estimated net operating income of the property for the year ended December 31, 1995 based on the 1995 budget prepared by IMG, which was $1,333,537. Because the Managing General Partner recognized that the net operating income trend was increasing at the end of 1994, the Managing General Partner used an adjusted net operating income amount to estimate the value of the property. To arrive at adjusted net operating income, the Managing General Partner annualized the December 1994 rental revenue of $185,953, added the budgeted 1995 other income of $84,468, and subtracted 1994 expenses of $964,121. The Managing General Partner further adjusted the net operating income by increasing expenses by $200 per apartment unit (to adjust for the amount of expenses the Managing General Partner determined would be utilized by third party purchasers). The adjusted net operating income was then capitalized at a 9.5% rate, resulting in an estimated property value of $13,555,611, of which $11,183,379 is attributable to the Partnership in respect of its 82.5% joint venture interest in the property. The Managing General Partner believed that a 9.5% capitalization rate was appropriate because this property is located in an attractive neighborhood in a high-growth suburb of Atlanta, Georgia.

     THE VILLAGE APARTMENTS. In estimating the value of this property, the Managing General Partner reviewed the net operating income of the property for the year ended December 31, 1994, which was $383,486, and the estimated net operating income of the property for the year ending December 31, 1995 based on the 1995 operating budget prepared by IMG, which was $357,806. Because the Managing General Partner recognized that the rental income trend was increasing at the end of 1994, the Managing General Partner used an adjusted net operating income amount to estimate the value of the property. To arrive at adjusted net operating income, the Managing General Partner annualized the December 1994 rental revenue of $69,413, added the budgeted 1995 other income of $20,700 and subtracted 1994 operating expenses of $433,963. The Managing General Partner did not further adjust the net operating income. The adjusted net operating income was then capitalized at a 10% rate, resulting in an estimated property value of $4,197,050. The Managing General Partner believed that a 10% capitalization rate was appropriate because this is a smaller property located in an attractive neighborhood of a high-growth suburb of the Tampa-St. Petersburg, Florida metropolitan area.

     THE FAIRWAY APARTMENTS. In estimating the value of this property, the Managing General Partner reviewed the net operating income of the property for the year ended December 31, 1994, which was $725,951, and the estimated net operating income of the property for the year ending December 31, 1995 based on the 1995 operating budget prepared by IMG, which was $744,489. Because the Managing General Partner recognized that the rental income trend was increasing at the end of 1994, the Managing General

Partner used an adjusted net operating income amount to estimate the value of the property. To arrive at adjusted net operating income, the Managing General Partner annualized the December 1994 rental revenue of $130,863, added the budgeted 1995 other income of $51,390 and subtracted 1994 operating expenses of $857,187. The Managing General Partner did not further adjust the net operating income. The adjusted net operating income was then capitalized at a 9.5% rate, resulting in an estimated property value of $8,048,000. The Managing General Partner believed that a 9.5% capitalization rate was appropriate because this is a well-performing property situated near one of the larger medical centers in the Dallas, Texas area.

     Based on the individual estimates of the values of the Partnership's properties described above, the Managing General Partner estimated that the aggregate gross real estate value of the Partnership's properties as of December 31, 1994 was $23,428,429. The Managing General Partner adjusted that amount to reflect the Partnership's net current assets, the mortgage debt encumbering the properties and the Managing General Partner's non-subordinated interest in the Partnership to arrive at its NAV Estimate of $474.00 per Unit as of December 31, 1994. The Managing General Partner's NAV Estimates as of December 31, 1993 and 1992 were $240.00 and $531.16 per Unit, respectively. The decrease in the NAV Estimate from 1992 to 1993 reflects, in part, the foreclosure on one of the Partnership's properties and distributions made from refinancing proceeds during 1993.

     The Managing General Partner prepares its NAV Estimates based on a hypothetical sale (without taking into account any transaction costs) of all of the Partnership's properties at their estimated aggregate value and the distribution to the partners of the gross proceeds of that sale, net of related indebtedness, together with the Partnership's cash, proceeds from temporary investments, and all other assets that are believed to have liquidation value, after provision in full for all of the Partnership's other known liabilities. The NAV Estimates prepared by the Managing General Partner do not take into account (i) real estate transaction costs that would be incurred on a sale of the Partnership's properties, such as brokerage commissions and other selling and closing expenses, (ii) timing considerations, or (iii) costs associated with winding up the Partnership. Therefore, the Managing General Partner's NAV Estimates do not necessarily represent either the fair market value of a Unit or the amount a Limited Partner reasonably could expect to receive if the Partnership's properties were sold and the Partnership was liquidated. For this reason, the Purchaser (which is an affiliate of the Managing General Partner) considered the Managing General Partner's NAV Estimates to be less meaningful in determining the Purchase Price than the Purchaser's pro forma estimate of the net liquidation value per interest described below.

     Purchaser's Estimate of Gross Real Estate Value. In estimating the gross real estate value of the Partnership's properties, the Purchaser (which is an affiliate of the Managing General Partner) utilized the capitalization of income approach. The estimate of the gross real estate value of the Partnership's properties prepared by the Purchaser does not purport to be an estimate of the aggregate fair market value of the Units themselves, nor should it be viewed as such by Limited Partners. Neither the Purchaser nor Insignia prepared any estimates of the values of the Partnership's properties based upon any other valuation method.

     The following is a description of the methodology employed by the Purchaser (which is an affiliate of the Managing General Partner) in preparing such estimates:

     BRIGHTON CREST APARTMENTS. In estimating the value of this property, the Purchaser reviewed the net operating income generated by the property through November 1995 of $1,171,278 and then annualized this amount, resulting in forecasted net operating income for the year ending December 31, 1995 of $1,277,758. The annualized net operating income was then capitalized at a 9.0% rate, resulting in an estimated property value of $14,197,311, in which the Partnership has a 82.5% joint venture interest amounting to $11,712,782.

     THE VILLAGE APARTMENTS. In estimating the value of this property, the Purchaser reviewed the net operating income generated by the property through November 1995 of $396,886 and then annualized this amount, resulting in forecasted net operating income for the year ending December 31, 1995 of $432,967. The annualized net operating income was then capitalized at a 9.5% rate, resulting in an estimated property value of $4,557,547.

     THE FAIRWAY APARTMENTS. In estimating the value of this property, the Purchaser reviewed the net operating income generated by the property through November 1995 of $656,169 and then annualized this amount, resulting in forecasted net operating income for the year ending December 31, 1995 of $715,821. The annualized net operating income was then capitalized at a 9.5% rate, resulting in an estimated property value of $7,534,958.

     Based on the individual estimates of the gross values of the Partnership's properties described above, the Purchaser (which is an affiliate of the Managing General Partner) estimated that the current aggregate gross real estate value of the Partnership's properties is $23,805,287 (the "Gross Real Estate Value Estimate"). The property-specific capitalization rates used by the Purchaser in the valuation estimates described above were based upon the Purchaser's knowledge of expenses relating to operating properties in the relative markets in which the Partnership's properties are located and its experience in the real estate market in general. The Gross Real Estate Value Estimate does not take into account (i) the debt encumbering the Partnership's properties or the other liabilities of the Partnership, (ii) cash and other assets held by the Partnership, (iii) real estate transaction costs that would be incurred on a sale of the Partnership's properties, such as brokerage commissions and other selling and closing expenses, (iv) timing considerations or (v) costs associated with winding up the Partnership.

     Although there are several other methods of estimating the value of real estate of this type, the Purchaser (which is an affiliate of the Managing General Partner) believes that this approach represents a reasonable method of estimating the aggregate gross value of the Partnership's properties (without taking into account the costs of disposing of the properties), subject to the substantial uncertainties inherent in any estimate of value. The use of other assumptions, however, particularly as to the applicable capitalization rate, could produce substantially different results. The Purchaser did not solicit any offers or inquiries from prospective buyers of the Partnership's properties in preparing the Purchaser's estimates of their fair market values, and the actual amounts for which the Partnership's properties might be sold could be significantly higher or significantly lower than the Purchaser's estimates.

     Purchaser's Pro Forma Estimate of Net Liquidation Value per Unit. The Purchaser (which is an affiliate of the Managing General Partner) is offering to purchase Units, which are a relatively illiquid investment, and is not offering to purchase the Partnership's underlying assets or assume any of its liabilities. Consequently, the Purchaser does not believe that the per-Unit amount which might be distributed to Limited Partners following a future sale of all the Partnership's properties necessarily reflects the present fair value of a Unit. Conversely, the realizable value of the Partnership's assets clearly is a relevant factor in determining the price a prudent purchaser would offer for Units. In considering this factor, the Purchaser (which is an affiliate of the Managing General Partner) made a pro forma estimate of the amount a Limited Partner might receive in a theoretical orderly liquidation of the Partnership (which may not be realistically possible, particularly in the near term, due to real estate market conditions, the general difficulty of disposing of real estate in a short period of time, and other general economic factors), based on Gross Real Estate Value Estimate and the other considerations described below.

     In estimating the pro forma net liquidation value per Unit, the Purchaser (which is an affiliate of the Managing General Partner) adjusted its Gross Real Estate Value Estimate of $23,805,287 to reflect the Partnership's other assets (excluding prepaid and deferred expenses) and liabilities. Specifically, the

Purchaser added the amounts of cash, accounts receivable and escrow deposits shown on the Partnership's unaudited balance sheet at September 30, 1995 and subtracted (i) all liabilities shown on that balance sheet and (ii) unamortized debt discounts (representing the differences between the amounts at which certain liabilities are carried on the Partnership's balance sheet and the contractual amount of those obligations), which adjustments include the effect of the aggregate cash distributions of $1,346,807 (or $47.47 per Unit) made to Limited Partners during 1995. The Purchaser (which is an affiliate of the Managing General Partner) then deducted from that amount a reserve equal to 4% of the Gross Real Estate Value Estimate, which represents the Purchaser's estimate of the probable costs of brokerage commissions (some of which may be payable to the Managing General Partner or its affiliates), real estate transfer taxes and other disposition expenses (assuming no prepayment penalties on indebtedness encumbering the properties). The result, $12,413,726, represents the Purchaser's pro forma estimate of the aggregate net liquidation proceeds (before provision for the costs described in the following sentence) which could be realized on an orderly liquidation of the Partnership, based on the assumptions implicit in the calculations described above. The Purchaser (which is an affiliate of the Managing General Partner) did not deduct any amounts in respect of the legal and other costs which the Purchaser expects would be incurred in a liquidation, including costs of negotiating purchase and sale contracts, possibly conducting a consent solicitation in order to obtain the Limited Partners' approvals for the sales as may be required by the Partnership Agreement, and winding up the Partnership, because of the difficulty of estimating those amounts.

     To complete its pro forma estimate of the amount of the theoretical liquidation proceeds that would be distributable per Unit, the Purchaser (which is an affiliate of the Managing General Partner) deducted from the $12,413,726 estimated aggregate net liquidation proceeds the 3% of such proceeds that would be payable to the General Partners in respect of their non-subordinated interests in the Partnership, and then divided such amount by the 28,371.75 Units currently outstanding. The resulting estimated pro forma liquidation value was $424.41 per Unit (the "Estimated Liquidation Value"), before provision for the legal and other costs of liquidating the Partnership described in the preceding paragraph.

     The Purchaser's pro forma liquidation analysis described above is merely theoretical and does not itself reflect the value of the Units because (i) there is no assurance that any such liquidation in fact will occur in the foreseeable future and (ii) any liquidation in which the estimated fair market values described above might be realized would take an extended period of time (at least a year, and quite possibly significantly longer), during which time the Partnership and its partners would continue to be exposed to the risk of fluctuations in asset values because of changing market conditions and other factors. For any property sales in which the Partnership is required to indemnify the buyer for matters arising after the closing, a portion of the sales proceeds could be held by the Partnership until all possible claims were satisfied, further extending the delay in the receipt by the Limited Partners of liquidation proceeds. Because of these factors, the Purchaser believes the actual current value of a Unit is substantially less than its estimate of the Estimated Liquidation Value. Conversely, there is a substantial likelihood that the value realized in an orderly liquidation could be greater than the Estimated Liquidation Value. A reduction in either operating expenses or capital expenditures from the levels reflected in the property operating statements for the eleven months ended November 30, 1995 would result in a higher liquidation value under the method described above. Similarly, a higher liquidation value would result if a buyer applied lower capitalization rates (reflecting a willingness to accept a lower rate of return on its investment) to the net operating income generated by the Partnership's properties than the capitalization rates applied by the Purchaser. A 5% increase or decrease in the aggregate value of the Partnership's properties would produce a corresponding increase or decrease in the liquidating distribution to Limited Partners of approximately $39.00 per Unit. Furthermore, the analysis described above is based on a series of assumptions, some of which may not be correct. Accordingly, this analysis should be viewed merely as indicative of the Purchaser's approach to valuing Units and not as any way predictive of the likely result of any future transactions.

     Section 14. Conditions of the Offer. Notwithstanding any other term of the Offer, the Purchaser (which is an affiliate of the Managing General Partner) will not be required to accept for payment or to pay for any Units tendered if all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, necessary for the consummation of the transactions contemplated by the Offer shall not have been filed, occurred or been obtained. Furthermore, notwithstanding any other term of the Offer and in addition to the Purchaser's right to withdraw the Offer at any time before the Expiration Date, the Purchaser (which is an affiliate of the Managing General Partner) will not be required to accept for payment or pay for any Units not theretofore accepted for payment or paid for and may terminate or amend the Offer as to such Units if, at any time on or after the date of the Offer and before the acceptance of such Units for payment or the payment therefor, any of the following conditions exists:

     (a) a preliminary or permanent injunction or other order of any federal or state court, government or governmental authority or agency shall have been issued and shall remain in effect which (i) makes illegal, delays or otherwise directly or indirectly restrains or prohibits the making of the Offer or the acceptance for payment, purchase of or payment for any Units by the Purchaser (which is an affiliate of the Managing General Partner), (ii) imposes or confirms limitations on the ability of the Purchaser effectively to exercise full rights of ownership of any Units, including, without limitation, the right to vote any Units acquired by the Purchaser pursuant to the Offer or otherwise on all matters properly presented to the Partnership's Limited Partners, (iii) requires divestiture by the Purchaser of any Units, (iv) causes any material diminution of the benefits to be derived by the Purchaser as a result of the transactions contemplated by the Offer, or (v) might materially adversely affect the business, properties, assets, liabilities, financial condition, operations, results of operations or prospects of the Purchaser or the Partnership;

     (b) there shall be any action taken, or any statute, rule, regulation or order proposed, enacted, enforced, promulgated, issued or deemed applicable to the Offer by any federal or state court, government or governmental authority or agency, which might, directly or indirectly, result in any of the consequences referred to in clauses (i) through (v) of paragraph (a) above;

     (c) any change or development shall have occurred or been threatened since the date of the Offer to Purchase, in the business, properties, assets, liabilities, financial condition, operations, results of operations or prospects of the Partnership, which is or may be materially adverse to the Partnership, or the Purchaser (which is an affiliate of the Managing General Partner) shall have become aware of any fact that does or may have a material adverse effect on the value of the Units.

     (d) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) any limitation by any governmental authority on, or other event which might affect, the extension of credit by lending institutions or result in any imposition of currency controls in the United States, (iv) a commencement of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States, (v) a material change in United States or other currency exchange rates or a suspension of a limitation on the markets thereof, or (vi) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof; or

     (e) it shall have been publicly disclosed or the Purchaser (which is an affiliate of the Managing General Partner) shall have otherwise learned that (i) more than ten percent of the outstanding Units have been or are proposed to be acquired by another person (including a "group" within the meaning of Section 13(d)(3) of the Exchange Act), or (ii) any person or group that prior to such date had filed a Statement with the Commission pursuant to Section 13(d) or (g) of the Exchange Act has increased or proposes to increase the number of Units beneficially owned by such person or group as disclosed in such Statement by two percent or more of the outstanding Units.

     The foregoing conditions are for the sole benefit of the Purchaser (which is an affiliate of the Managing General Partner) and may be asserted by the Purchaser regardless of the circumstances giving rise to such conditions or may be waived by the Purchaser in whole or in part at any time and from time to time in its sole discretion. Any determination by the Purchaser (which is an affiliate of the Managing General Partner) concerning the events described above will be final and binding upon all parties.

     Section 15. Certain Legal Matters.

     General. Except as set forth in this Section 15, the Purchaser (which is an affiliate of the Managing General Partner) is not aware of any filings, approvals or other actions by any domestic or foreign governmental or administrative agency that would be required prior to the acquisition of Units by the Purchaser (which is an affiliate of the Managing General Partner) pursuant to the Offer. Should any such approval or other action be required, it is the Purchaser's present intention that such additional approval or action would be sought. While there is no present intent to delay the purchase of Units tendered pursuant to the Offer pending receipt of any such additional approval or the taking of any such action, there can be no assurance that any such additional approval or action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to the Partnership's business, or that certain parts of the Partnership's business might not have to be disposed of or other substantial conditions complied with in order to obtain such approval or action, any of which could cause the Purchaser (which is an affiliate of the Managing General Partner) to elect to terminate the Offer without purchasing Units thereunder. The Purchaser's obligation to purchase and pay for Units is subject to certain conditions, including conditions related to the legal matters discussed in this Section 15.

     Antitrust. The Purchaser (which is an affiliate of the Managing General Partner) does not believe that the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, is applicable to the acquisition of Units contemplated by the Offer.

     Margin Requirements. The Units are not "margin securities" under the regulations of the Board of Governors of the Federal Reserve System and, accordingly, those regulations generally are not applicable to the Offer.

     Section 16. Fees and Expenses. Except as set forth in this Section 16, the Purchaser (which is an affiliate of the Managing General Partner) will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Units pursuant to the Offer. The Purchaser (which is an affiliate of the Managing General Partner) has retained Beacon Hill Partners, Inc. to act as Information Agent and IFGP Corporation to act as Depositary in connection with the Offer. The Purchaser (which is an affiliate of the Managing General Partner) will pay the Information Agent and the Depositary reasonable and customary compensation for their respective services in connection with the Offer, plus reimbursement for out-of-pocket expenses, and will indemnify the Information Agent and the Depositary against certain liabilities and expenses in connection therewith, including liabilities under the federal securities laws. The Purchaser (which is an affiliate of the Managing General Partner) will also pay all costs and expenses of printing and mailing the Offer and its legal fees and expenses.

     Section 17. Miscellaneous. The Offer is being made solely by this Offer to Purchase and the related Assignment of Partnership Interest and is being made to all holders of Units. The Purchaser is not aware of any state where the making of the Offer is prohibited by administrative or judicial action pursuant to any valid state statute. If the Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Units pursuant thereto, the Purchaser will make a good faith effort to comply with any such state statute. If after such good faith effort the Purchaser cannot comply with such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Units in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchaser by one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

     The Purchaser has filed with the Commission a Tender Offer Statement on
Schedule 14D-1 pursuant to Rule 14d-3 under the Exchange Act, furnishing certain additional information with respect to the Offer, and may file amendments thereto. The Schedule 14D-1 and any amendments thereto, including exhibits, may be inspected and copies may be obtained at the same places and in the same manner as set forth in Section 9 (except that they will not be available at the regional offices of the Commission).

     No person has been authorized to give any information or to make any representation on behalf of the Purchaser (which is an affiliate of the Managing General Partner) not contained herein or in the Assignment of Partnership Interest and, if given or made, such information or representation must not be relied upon as having been authorized.

                                                DGP ACQUISITION, L.L.C.

December 8, 1995

                                   SCHEDULE I

                     INFORMATION REGARDING THE DIRECTORS AND
                   EXECUTIVE OFFICERS OF INSIGNIA AND HOLDING

1. Directors and Executive Officers of Insignia. Set forth in the table below are the name and the present principal occupations or employment and the name, principal business and address of any corporation or other organization in which such occupation or employment is conducted, and the five-year employment history of each of the directors and executive officers of Insignia. Insignia owns its interest in the Purchaser (which is an affiliate of the Managing General Partner) through its wholly-owned subsidiary Insignia Capital Corporation, a passive investment company with no significant operations of its own. Unless otherwise indicated, each person identified below is employed by Insignia. The principal business address of Insignia and, unless otherwise indicated, the business address of each person identified below, is One Insignia Financial Plaza, Greenville, South Carolina 29601. Directors are identified by an asterisk. All persons identified below are United States citizens.


                                                             Present Principal Occupation
                                                                  or Employment and
Name                                                         Five-Year Employment History
----                                                         ----------------------------
Andrew L. Farkas*                  Andrew L. Farkas has been a director of Insignia since its inception in July
                                   1990, and has been Chairman and Chief Executive Officer of Insignia since
                                   January 1991. Prior to August 1993, Mr. Farkas was the sole director of
                                   Insignia. Mr. Farkas has been the president and sole director and stockholder of Metropolitan Asset Group, Ltd. ("MAG"), a real estate investment banking firm, since January 1983.

Robin L. Farkas*                   Robin L. Farkas has been a director of Insignia since August 1993. Mr. Farkas is the retired Chairman of the Board and Chief Executive Officer of Alexander's
                                   Inc., a real estate  company. He served in that capacity from 1984 until 1993.
                                   Alexander's Inc. filed a petition under Chapter 11 of the Federal Bankruptcy
                                   Code in May 1992. He is also a director of Refac Technology Development
                                   Corporation and of Greenman Bros. Inc.

Merril M. Halpern*                 Merril M. Halpern has been a director of Insignia since August 1993. Mr. Halpern
  c/o Charterhouse                 has been Chairman of the Board of Directors and co-chief executive officer of
  535 Madison Avenue               Charterhouse Group International, Inc. ("Charterhouse"), a privately-owned
  New York, NY 10022               investment firm which, among other things, actively engages in making  private equity investments in a broad range of industrial and service companies located primarily in the United States, for more than the past five years. Mr. Halpern is also a director of Charter Power Systems, Inc., Del Monte Foods, Inc., Microwave
                                   Power Devices, Inc., International Exhaust Holdings and Dreyer's Grand Ice Cream, Inc.



                                                             Present Principal Occupation
                                                                  or Employment and
Name                                                         Five-Year Employment History
----                                                         ----------------------------
John F. Jacques*                   John F.  Jacques has been a director of Insignia  since August 1993 and with the
  102 Woodmont Blvd.               Office of the Chairman of Insignia  since January 1992.  From January 1969 until
  Suite 400                        December 1991, Mr. Jacques was the Chief  Executive  Officer of  Jacques-Miller,
  Nashville, TN 37205              Inc., a real estate  syndication firm that sold  substantially all of its assets to Metropolitan Asset Enhancement, L.P., a limited partnership in which Insignia has a limited partnership interest ("MAE"), in December 1991.

Robert G. Koen*                    Robert  G.  Koen has been a  director  of  Insignia  since  August  1993.  Since
  125 West 55th Street             January 1991, Mr. Koen has been a partner in the law firm LeBoeuf,  Lamb, Greene
  New York, NY 10019               & MacRae,  which  represents  Insignia or certain of its affiliates from time to time.  From February 1984 until January 1991,  Mr. Koen was a partner in the law firm of Fulbright & Jaworski (formerly Reavis & McGrath).

Michael Lipstein*                  Michael  Lipstein  has been a  director  of  Insignia  since  August  1993.  Mr.
  110 East 59th Street             Lipstein  is, and for more than the past five years has been,  self-employed  in
  New York, NY 10022               the real estate business, including ownership, management, and lending.

Buck Mickel*                       Buck Mickel has been a director of Insignia  since August 1993.  Mr.  Mickel has
  Fluor/Daniel                     been  Chairman  of the Board and Chief  Executive  Officer  of RSI  Holdings,  a
  301 N. Main Street               company offering distribution of outdoor equipment,  for more than the past five
  Greenville, SC 29601             years.  Mr.  Mickel  is  also a  director  of  Fluor  Corporation,  The  Liberty
                                   Corporation, NationsBank Corporation, Emergent Group, Inc., Delta Woodside
                                   Industries, Inc., Duke Power Company, and Textile Hall Corporation.

John A. Sprague*                   John A. Sprague has been a director of Insignia  since August 1993.  Mr. Sprague
  30 Rockefeller Plaza             is the general  partner of Jupiter  Partners  L.P.,  an  investment  firm.  From
  Suite 4525                       January 1993 until  February  1994,  Mr.  Sprague was an  independent  investor.
  New York, NY 10112               From prior to March 1989 to December 31,  1992,  Mr.  Sprague  served as General
                                   Partner of Forstmann Little & Co., an investment firm. Mr. Sprague is also a director of Heartland Wireless Communications, Inc. In March 1995, a class action complaint was filed against Aldila, Inc., of which Mr. Sprague is a former director, alleging certain securities violations. No answer has been filed at this time.

James A. Aston                     James A. Aston has been with the Office of the  Chairman  since July 1994.  From
                                   January 1991 to July 1994,  Mr. Aston was Managing Director--Investment Banking
                                   of Insignia.



                                                             Present Principal Occupation
                                                                  or Employment and
Name                                                         Five-Year Employment History
----                                                         ----------------------------

Frank M. Garrison                  Frank  M.  Garrison  has  been  Executive  Managing  Director  of  Insignia  and
  102 Woodmont Blvd.               President of Insignia  Financial  Services,  a division of Insignia,  since July
  Suite 400                        1994,  and was Managing  Director--Investment  Banking of Insignia from January
  Nashville, TN 37205              1993 to July 1994.  From January  1992 to December  1992,  Mr.  Garrison was the
                                   Senior Vice President of Investment Banking. From January 1991 to December 1991, Mr.
                                   Garrison was employed by Donelson Ventures Holdings, L.P., a limited partnership engaged in real estate investing activities. From January 1989 to December 1990, he was an employee of Jacques-Miller, Inc.

Neil Kreisel                       Neil Kreisel has been an Executive Managing Director of Insignia
  Kreisel Company, Inc.            and President of Insignia Management Services--New
  331 Madison Avenue               York, Inc., a subsidiary of Insignia, since September 1995.
  New York, NY 10017               For more than the past five years, Mr. Kreisel has been
                                   President and Chief Executive Officer of Kreisel Company, Inc.

Thomas R. Shuler                   Thomas R. Shuler has been Managing  Director--Residential  Property  Management of Insignia  since March 1991 and  Executive  Managing  Director of Insignia and President of
                                   Insignia Management  Services,  a division of Insignia,  since July 1994.  From  January
                                   1983 until March 1991,  Mr.  Shuler was  President  of the Management  Division  of Hall
                                   Financial  Group,  Inc.,  a  property  management organization located in Dallas, Texas.

Ronald Uretta                      Ronald Uretta has been Insignia's Chief Financial Officer and Treasurer since January
                                   1992. He also served as Secretary of Insignia from January 1992 to June 1994. Since September
                                   1990, Mr. Uretta has also served as the Chief Financial Officer and Controller of MAG. From May
                                   1988 until September 1990, Mr. Uretta was a self-employed financial consultant.

John M. Beam, Jr.                  John M. Beam, Jr. has been President of Insignia's mortgage banking affiliate,
                                   Insignia Mortgage and Investment Company, since January 1991. From January 1988 until December
                                   1990, Mr. Beam was employed by U.S. Shelter as President of its mortgage banking division.

Jeffrey L. Goldberg                Jeffrey L. Goldberg has been Managing Director--Investment Banking of Insignia since
                                   July 1994 and served as Managing Director--Asset Management of Insignia from January 1991 until
                                   July 1994. Since April 1990, Mr. Goldberg has been an officer of MAG, currently an Executive Vice
                                   President. From July 1989 until March 1990, Mr. Goldberg was employed in the Mergers and
                                   Acquisitions Group of Drexel Burnham Lambert Incorporated, an investment banking firm.

                                                                S-3



                                                             Present Principal Occupation
                                                                  or Employment and
Name                                                         Five-Year Employment History
----                                                         ----------------------------

Albert H. Gossett                  Albert H. Gossett has been Vice President and Chief Information Officer of Insignia
                                   since January 1991 and Senior Vice President and Chief Information Officer of Insignia since July
                                   1994. From May 1979 until December 1990, Mr. Gossett was employed by U.S. Shelter as Director of
                                   Management Information Systems.

Henry Horowitz                     Henry Horowitz has been Managing Director--Commercial Property Management of Insignia
                                   since January 1993. From January 1987 to January 1993, Mr. Horowitz was the Chief Executive
                                   Officer of First Resource Realty, Inc., a commercial property management organization that
                                   Insignia acquired in January 1993.

William H. Jarrard, Jr.            William H. Jarrard, Jr. has been Managing Director--Partnership Administration of Insignia since January 1991 and Managing Director--Partnership Administration and Asset
                                   Management since July 1994. Mr. Jarrard was employed by U.S. Shelter in a similar capacity for three years prior to his joining Insignia.

John K. Lines                      John K. Lines has been General Counsel of Insignia since June 1994 and General Counsel and Secretary since July 1994. From May 1993 until June 1994, Mr. Lines was employed as Assistant
                                   General Counsel and Vice President of Ocwen Financial Corporation, a thrift holding company in
                                   West Palm Beach, Florida. From October 1991 until April 1993, Mr. Lines was employed as Senior
                                   Attorney of Banc One Corporation, a bank holding company in Columbus, Ohio. From May 1984 until
                                   October 1991, Mr. Lines was employed as an associate with the law firm of Squire Sanders &
                                   Dempsey in Columbus, Ohio.

S. Richard Sargent                 S. Richard Sargent has been Senior Vice President--Human Resources of Insignia since July 1994. From May 1989 until June 1994, Mr. Sargent was employed as Vice President, Human
                                   Resources of Guilford Mills, Inc., a manufacturer of knitted textile products, in Greensboro,
                                   North Carolina.

                                                                S-4


2. Director and Executive Officers of Holding. Set forth in the table below are the name and the present principal occupation or employment and the name, principal business and address of any corporation or other organization in which such occupation or employment is conducted, and the five-year employment history of the director and executive officers of Holding. Unless otherwise indicated, each person identified below is employed by Insignia. The principal business address of Holding and the business address of each person identified below is One Insignia Financial Plaza, Greenville, South Carolina 29601. The director is identified by an asterisk. All persons identified below are United States citizens.


                                                             Present Principal Occupation
                                                                  or Employment and
Name                                                         Five-Year Employment History
----                                                         ----------------------------
Jeffrey L. Goldberg*               Jeffrey L. Goldberg has been the sole director and President of Holding since its organization in December 1995. In addition, Mr. Goldberg has been Managing Director--Investment
                                   Banking of Insignia since July 1994 and served as Managing Director--Asset Management of Insignia from January 1991 until July 1994. Since April 1990, Mr. Goldberg has been an officer of MAG, currently an Executive Vice President. From July 1989 until March 1990, Mr. Goldberg was employed in the Mergers and Acquisitions Group of Drexel Burnham Lambert Incorporated, an investment banking firm.


John K. Lines                      John K. Lines has been the Secretary and a Vice President of Holding since its organization in December 1995 and has been General Counsel of Insignia since June 1994 and
                                   General Counsel and Secretary since July 1994. From May 1993 until June 1994, Mr. Lines was employed as Assistant General Counsel and Vice President of Ocwen Financial Corporation, a thrift holding company in West Palm Beach, Florida. From October 1991 until April 1993, Mr. Lines was employed as Senior Attorney of Banc One Corporation, a bank holding company in Columbus, Ohio.
                                   From May 1984 until October 1991, Mr. Lines was employed as an associate with the law firm of
                                   Squire Sanders & Dempsey in Columbus, Ohio.

Ronald Uretta                      Ronald Uretta has been the Treasurer and a Vice President of Holding since its organization in December 1995 and has been Insignia's Chief Financial Officer and Treasurer since
                                   January 1992. He also served as Secretary of Insignia from January 1992 to June 1994. Since
                                   September 1990, Mr. Uretta has also served as the Chief Financial Officer and Controller of MAG.
                                   From May 1988 until September 1990, Mr. Uretta was a self-employed financial consultant.


                                   SCHEDULE II

                     INFORMATION REGARDING THE DIRECTORS AND
                  EXECUTIVE OFFICERS OF RIVERDALE AND HIGHCREST

1. Directors and Executive Officers of Riverdale. Set forth in the table below are the name and the present principal occupations or employment and the name, principal business and address of any corporation or other organization in which such occupation or employment is conducted, and the five-year employment history of each of the directors and executive officers of Riverdale. Riverdale owns a 50% interest in the Purchaser (which is an affiliate of the Managing General Partner). The principal business address of Riverdale is 100 South Bedford Road, Mount Kisco, New York 10549. The business address of each person identified below is c/o Icahn Associates Corp., 114 West 47th Street, 19th Floor, New York, New York 10036. The director is identified by an asterisk. All persons identified below are United States citizens.

                                                             Present Principal Occupation
                                                                  or Employment and
Name                                                         Five-Year Employment History
----                                                         ----------------------------
Carl C. Icahn*                     Mr. Icahn has been the sole Director of Riverdale since May 1986 and the Chairman of the Board and President of Highcrest since August 1993. He is also President and a Director of
                                   Icahn Holding Corporation, a Delaware corporation ("IHC") and Chairman of the Board and a
                                   Director of various of IHC's subsidiaries, including ACF Industries, Inc., a New Jersey corporation ("ACF"). IHC is primarily engaged in the business of holding, either directly or through subsidiaries, a majority of the common stock of ACF and its address is 100 South Bedford
                                   Road, Mount Kisco, N.Y. 10549. ACF is primarily engaged in the business of leasing, selling and manufacturing railroad freight and tank cars and its address is 3301 Rider Trail South, Earth
                                   City, Missouri 63045. Mr. Icahn has been President and a Director of IHC since August 1982 and has been a director of ACF since June 1984 and Chairman of the Board of ACF since October 1984.
                                   Mr. Icahn also maintains similar positions with various of ACF's affiliates, including: (i) since
                                   1968, Mr. Icahn has been Chairman of the Board, President and a Director of Icahn & Co., Inc. a
                                   Delaware corporation (collectively with its predecessor companies by merger, "Icahn & Co."), which is a registered broker-dealer and a member firm of the New York Stock Exchange, Inc. and whose address is 1 Wall Street Court, New York, N.Y. 10005; (ii) since November 1990, Mr. Icahn has been Chairman of the Board and a Director of American Property Investors, Inc., a Delaware
                                   corporation ("API") primarily engaged in the business of acting as general partner of American
                                   Real Estate Partners, L.P. and whose address is 90 South Bedford Road, Mount Kisco, N.Y. 10549;
                                   and (iii) from 1986 until January 1993, when he resigned, Mr. Icahn was a Director and Chairman of the Board of Trans World Airlines, Inc. ("TWA"), whose address is One City Centre, 515 N.
                                   Sixth Street, St. Louis, Missouri 63101. Since



                                                             Present Principal Occupation
                                                                  or Employment and
Name                                                         Five-Year Employment History
----                                                         ----------------------------

                                   June 1993, Mr. Icahn has also served as a Director of Astrum International Corp., a Delaware
                                   holding company ("Astrum") whose principal subsidiaries are Samsonite Corporation, a manufacturer and distributor of luggage, Culligan International Company, a manufacturer of water purification and treatment equipment and McGregor Corporation, a manufacturer and distributor of apparel products and a licensor of apparel brand names. Astrum's address is 40301 Fisher Island Drive,
                                   Fisher Island, Florida 33109.

Edward E. Mattner                  Mr. Mattner has been President of Riverdale and a director of Highcrest since August
                                   1993. He is also a securities trader at Icahn & Co. since May 1986, a registered broker-dealer and a member firm of the New York Stock Exchange, Inc. whose address is 1 Wall Street Court, New
                                   York, N.Y. 10005. Mr. Mattner has served in this capacity since May 1976.

Robert J. Mitchell                 Mr. Mitchell has been Treasurer of Riverdale since May 1986 and Vice President of
                                   Riverdale since January 1994. He is also Senior Vice President Finance of ACF. ACF is primarily engaged in the business of leasing, selling and manufacturing railroad freight and tank cars and its address is 3301 Rider Trail South, Earth City, Missouri 63045. Mr. Mitchell has served as
                                   Senior Vice President Finance since March 1995 and also served as Secretary of ACF since August
                                   1993, Treasurer from December 1984 to March 1995 and Assistant Secretary from September 1986 to
                                   August 1993. Mr. Mitchell has also served as Treasurer (since May 1988) and Chief Financial
                                   Officer (since March 1995) of American Railcar Industries, Inc., a subsidiary of ACF primarily engaged in the business of repairing, refurbishing, painting and maintaining railcars and in manufacturing and selling parts for railcars and other industrial purposes. The address of
                                   American Railcar Industries, Inc. is 3301 Rider Trail South, Earth City, Missouri 63045. Mr.
                                   Mitchell became Treasurer of TWA, whose address is One City Centre, 515 N. Sixth Street, St.
                                   Louis, Missouri 63101, in 1987 and held that position until he resigned, effective as of January
                                   5, 1993. From March 1982 until November 1984, Mr. Mitchell was a Vice President-Department Head
                                   of National Westminster Bank, USA, located at 175 Water Street, New York, N.Y. 10038.


2. Directors and Executive Officers of Highcrest. Set forth in the table below are the name and the present principal occupations or employment and the name, principal business and address of any corporation or other organization in which such occupation or employment is conducted, and the five-year employment history of each of the directors and executive officers of Highcrest. The principal business address of Highcrest is 100 South Bedford Road, Mount Kisco, New York 10549. Directors are identified by an asterisk. All persons identified below are United States citizens. Except as noted below, the business address of each person identified below is c/o Icahn Associates Corp., 114 West 47th Street, 19th Floor, New York, New York 10036. Name Present Principal Occupation




                                                             Present Principal Occupation
                                                                  or Employment and
Name                                                         Five-Year Employment History
----                                                         ----------------------------

Carl C. Icahn*                     See above.


Richard T. Buonato*                Mr.  Buonato has been Senior Vice  President,  Treasurer  and  Director of
  1 Wall Street Court              Highcrest  since August 1993. He is also Vice  President and Controller of
  Suite 920                        Icahn & Co., a registered  broker-dealer and a member firm of the New York
  New York, N.Y.  10005            Stock Exchange,  Inc.,  whose address is 1 Wall Street,  Court,  New York,
                                   N.Y.  10005.  Mr. Buonato has served as Vice President since December 1977 and as Controller  since May 1976.  Since  February  1982, Mr. Buonato has also served as Vice President and  Controller of IHC, a company  primarily
                                   engaged  in  the   business  of  holding,   either   directly  or  through
                                   subsidiaries,  a majority of the common  stock of ACF.  The address of IHC is 100 South Bedford Road, Mount Kisco, N.Y. 10549.

Mark H. Rachesky*                  Mr.  Rachesky has been Managing  Director of Highcrest  since August 1993.
                                   He is also  Managing  Director of IHC,  which is primarily  engaged in the business of holding,  either directly or through subsidiaries,  a majority of the common stock of ACF and whose  address is 100 South  Bedford  Road,
                                   Mount Kisco,  N.Y. 10549. Mr. Rachesky has served as Managing  Director of
                                   IHC since  February  1990.  Since  November  1990,  Mr.  Rachesky has also served as a Director and Vice  President  of API,  the general  partner of
                                   American  Real Estate  Partners,  L.P.  API's  address is 90 South Bedford
                                   Road, Mount Kisco, N.Y. 10549.

Edward E. Mattner*                 See above.


     Manually signed facsimile copies of the Assignment of Partnership Interest will be accepted. The Assignment of Partnership Interest and any other required documents should be sent or delivered by each Limited Partner or such Limited Partner's broker, dealer, bank, trust company or other nominee to the Depositary as set forth below.

                        The Depositary for the Offer is:

                                IFGP CORPORATION



     By Mail:           By Facsimile:      To Confirm:     By Hand/Overnight Delivery:
     --------           -------------      -----------     ---------------------------

   P.O. Box 909        (803) 239-1032    (800) 313-1542    One Insignia Financial Plaza
Greenville, SC 29602                                          Greenville, SC 29601



     Questions and requests for assistance or for additional copies of this Offer to Purchase and the Assignment of Partnership Interest may be directed to the Information Agent at its telephone number and address listed below. You may also contact your broker, dealer, bank, trust company or other nominee for assistance concerning the Offer.

                     The Information Agent for the Offer is:

                           BEACON HILL PARTNERS, INC.

                                 90 Broad Street
                            New York, New York 10004
                                 (800) 755-5001
                                   (Toll Free)

                                 (212) 843-8500
                                 (Call Collect)